                                                                  Exhibit (b)(3)

Draft of August 5, 1999

================================================================================




                      Worldwide Sports & Recreation, Inc.



                                Note Agreement

                          Dated as of August 5, 1999


     Re:            $22,800,000 12% Senior Subordinated Notes
                              Due August 5, 2007,
                       Warrants to Purchase Common Stock
                                      and
             Purchase of Series A Preferred Stock and Common Stock




================================================================================

                               Table of Contents

                         (Not a part of the Agreement)

                                                                                  Page
Section 1.   Description of Notes and Commitment................................  1
   Section 1.1.              Description of Notes...............................  1
   Section 1.2.              Warrants to Purchase Common Stock..................  2
   Section 1.3.              Purchase of Preferred Stock and Common Stock.......  2
   Section 1.4.              Federal Tax Treatment..............................  2
   Section 1.5.              Guaranties of Notes................................  2
   Section 1.6.              Commitment and Closing Date........................  2

Section 2.   Prepayment of Notes................................................  3
   Section 2.1.              Required Prepayments...............................  3
   Section 2.2.              Optional Prepayments...............................  3
   Section 2.3.              Notice of Optional Prepayments.....................  4
   Section 2.4.              Prepayment of Notes upon Change of Control.........  5
   Section 2.5.              Application of Prepayments.........................  6
   Section 2.6.              Direct Payment.....................................  6

Section 3.   Representations....................................................  7
   Section 3.1.              Representations of the Company and the Subsidiary
                             Guarantors.........................................  7
   Section 3.2.              Representations of the Purchaser...................  7

Section 4.   Closing Conditions.................................................  8
   Section 4.1.              Closing Date Conditions............................  8

Section 5.   Company Covenants..................................................  13
   Section 5.1.              Corporate Existence, Etc...........................  13
   Section 5.2.              Insurance..........................................  13
   Section 5.3.              Taxes, Claims for Labor and Materials; Compliance
                             with Laws..........................................  13
   Section 5.4.              Maintenance, Etc...................................  14
   Section 5.5.              Nature of Business.................................  14
   Section 5.6.              Plan of Merger.....................................  14
   Section 5.8.              Leverage Ratio.....................................  14
   Section 5.9.              Fixed Charge Coverage..............................  15
   Section 5.10.             Interest Coverage Ratio............................  16
   Section 5.11.             Minimum EBITDA.....................................  17
   Section 5.12.             Limitations on Liens...............................  18
   Section 5.13.             Disposition of Assets..............................  20
   Section 5.14.             Mergers and Consolidations.........................  20

   Section 5.15.             Loans and Investments..............................  21
   Section 5.16.             Limitations on Indebtedness........................  21
   Section 5.17.             Contingent Obligations.............................  22
   Section 5.18.             Restricted Payments................................  23
   Section 5.19.             Repurchase of Notes................................  24
   Section 5.20.             Transactions with Affiliates.......................  24
   Section 5.21.             Termination of Pension Plans.......................  24
   Section 5.22.             Prohibition of Change in Fiscal Year...............  24
   Section 5.23.             Sale or Discount of Receivables....................  24
   Section 5.24.             Partnerships and Joint Ventures....................  25
   Section 5.25.             Issuance of Stock or Partnership Interests.........  25
   Section 5.26.             Hedging Contracts..................................  25
   Section 5.27.             Additional Subsidiary Guarantors...................  25
   Section 5.28.             Amendment or Waivers of Certain Documents:
                             Restrictions Relating to Prepayment of the Notes...  25
   Section 5.29.             Reports and Rights of Inspection...................  27
   Section 5.30.             Agreement of Obligors during Standstill Period.....  31

Section 6.   Subordination of Subordinated Indebtedness Liabilities.............  32

Section 7.   Events of Default and Remedies Therefor............................  37
   Section 7.1.              Events of Default..................................  37
   Section 7.2.              Notice to Holders..................................  38
   Section 7.3.              Acceleration of Maturities.........................  39
   Section 7.4.              Rescission of Acceleration.........................  39

Section 8.   Amendments, Waivers and Consents...................................  40
   Section 8.1.              Consent Required...................................  40
   Section 8.2.              Solicitation of Holders............................  40
   Section 8.3.              Effect of Amendment or Waiver......................  40

Section 9.   Interpretation of Agreement........................................  40
   Section 9.1.              Definitions........................................  40
   Section 9.2.              Accounting Principles..............................  57
   Section 9.3.              Directly or Indirectly.............................  57

Section 10.  Miscellaneous......................................................  57
   Section 10.1.             Registered Notes...................................  57
   Section 10.2.             Exchange of Notes..................................  58
   Section 10.3.             Loss, Theft, Etc. of Notes.........................  58
   Section 10.4.             Expenses, Stamp Tax Indemnity......................  58
   Section 10.5.             Powers and Rights Not Waived; Remedies Cumulative..  59
   Section 10.6.             Notices............................................  59
   Section 10.7.             Successors and Assign..............................  60

   Section 10.8.             Survival of Covenants and Representations..........  60
   Section 10.9.             Severability.......................................  60
   Section 10.10.            Governing Law......................................  60
   Section 10.11.            Submission to Jurisdiction; Waiver of Jury Trial...  61
   Section 10.12.            General Indemnity; Special Environmental Indemnity
                             and Covenant Not to Sue............................  61
   Section 10.13.            Interest...........................................  63
   Section 10.14.            Captions...........................................  63

Signature Page..................................................................  64

Attachments to Note Agreement:

Schedule I   --  Name and Address of Purchaser and Amount of Commitment

Schedule II  --  Indebtedness; Subsidiaries; and Disclosures as of the Closing
                 Date

Exhibit A    --  Form of 12% Senior Subordinated Note Due August 5, 2007

Exhibit B    --  Form of Warrants

Exhibit C    --  Form of Subsidiary Guaranty Agreement

Exhibit D-1  --  Representations and Warranties of the Company

Exhibit D-2  --  Representations and Warranties of the Subsidiary Guarantors

Exhibit E    --  Description of Special Counsel's Closing Opinion

Exhibit F    --  Description of Closing Opinion of Counsel to the Company

Exhibit G    --  Description of Closing Opinion of Special Canadian Counsel to
                 the Company

                      Worldwide Sports & Recreation, Inc.
                                   9200 Cody
                          Overland Park, Kansas  66214

                                Note Agreement

     Re:           $22,800,000 12% Senior Subordinated Notes
                              Due August 5, 2007,
                       Warrants to Purchase Common Stock
                                      and
             Purchase of Series A Preferred Stock and Common Stock

                                                                     Dated as of
                                                                  August 5, 1999

To the Purchaser named in Schedule I
 hereto which is a signatory of this
 Agreement

Ladies and Gentlemen:

     The undersigned, Worldwide Sports & Recreation, Inc., a Delaware corporation, agrees with you as follows:

Section 1.  Description of Notes and Commitment.

     Section 1.1. Description of Notes. The Company will authorize the issue and sale of $22,800,000 aggregate principal amount of its 12% Senior Subordinated Notes (the "Notes") to be dated the date of issue, to bear interest from such date at the rate of 12% per annum, payable quarterly on the fifth day of February, May, August and November in each year (commencing November 5, 1999) and at maturity and to bear interest on overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest at the Overdue Rate after the date due, whether by acceleration or otherwise, until paid, to be expressed to mature on August 5, 2007, and to be substantially in the form attached hereto as Exhibit A. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. The Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity date except on the terms and conditions and in the amounts and with the premium, if any, set forth in (S)2 of this Agreement. You are hereinafter sometimes referred to as the "Purchaser". The terms which are capitalized herein shall have the meanings set forth in (S)9.1 unless the context shall otherwise require.

     Section 1.2. Warrants to Purchase Common Stock. In consideration of, and as an inducement to, your purchase of the Notes, the Company agrees to deliver to you on the Closing Date (as defined below) warrants of the Company in the form of Exhibit B attached hereto and made a part hereof to purchase 58,202 shares (subject to adjustment as provided in said warrants) of the Common Stock of the Company for an exercise price of $0.01 per share (the "Warrants"). The number of shares which may be acquired upon the exercise of the Warrants and the price per share are subject to adjustment in the manner and on the terms and conditions set forth in the Warrants.

     Section 1.3. Purchase of Preferred Stock and Common Stock. In addition to your Purchase of the Notes and Warrants as provided herein, and as required by
(S)4.1(l), on the Closing Date you shall purchase 22,060 shares of the Company's Series A Preferred Stock at a price of $100.00 per share and 53,000 shares of the Company's Common Stock at a price of $1.00 per share (the Series A Preferred Stock of the Company and the Common Stock of the Company purchased by the Purchaser on the Closing Date is hereinafter referred to as the "Strip Equity").

     Section 1.4. Federal Tax Treatment. The regulations of the Internal Revenue Service now in effect require a determination of the value of the Warrants of the Company being delivered on the Closing Date. Accordingly, it is therefore agreed by the Company and you that for Federal income tax purposes the amount of the issue price allocated to the Warrants to be issued to you on the date hereof is $52,500, which shall be the value ascribed to such Warrants by the Company, you and any subsequent holder of the Notes or Warrants for all purposes, including the preparation of tax returns and the preparation of the Company's financial statements.

     Section 1.5. Guaranties of Notes. The payment of the Notes and the performance by the Company of its obligations under this Agreement shall be absolutely and unconditionally guaranteed by the Subsidiary Guarantors pursuant to one or more Subsidiary Guaranty Agreements each in the form attached hereto as Exhibit C (the "Subsidiary Guaranty Agreements").

     Section 1.6. Commitment and Closing Date. Subject to the terms and conditions hereof and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to you, and you agree to purchase from the Company, (i) Notes in the principal amount set forth opposite your name on Schedule I hereto and the Warrants at an aggregate purchase price of 100% of the principal amount thereof and (ii) the Strip Equity at a purchase price of $2,258,772, all on the Closing Date hereafter mentioned.

     Delivery of the Notes, Warrants and Strip Equity will be made at the offices of Katten, Muchin & Zavis, 525 West Monroe Street, Chicago, Illinois 60661, against payment therefor in Federal Reserve or other funds current and immediately available at the principal office of The First National Bank of Chicago as set forth in the funding instructions delivered pursuant to (S)4.1(p) in the amount of the purchase price at 10:00 A.M., Chicago time, on August 5, 1999 or such later date (not later than August 6, 1999) as shall mutually be agreed upon by the Company and the Purchaser (the "Closing Date"). The Notes delivered to you on the Closing Date will be delivered to you in the form of a single registered Note in the form attached hereto as Exhibit A for the full amount of your purchase (unless different denominations are specified by you), registered in your name or in the name of such nominee as may be specified in Schedule I attached hereto. The Warrants delivered to you on the Closing Date will be delivered to you in the form of a single Warrant in the form attached hereto as Exhibit B (unless otherwise specified by you), registered in your name or in the name of such nominee as may be specified in Schedule I attached hereto. The shares of Series A Preferred Stock and Common Stock delivered to you on the Closing Date will be delivered to you in the form of stock certificates evidencing such shares, registered in your name or in the name of such nominee as may be specified in Schedule I attached hereto.

Section 2.  Prepayment of Notes.

     Section 2.1. Required Prepayments. In addition to paying the entire outstanding principal amount and the interest due on the Notes on the maturity date thereof, the Company agrees that on August 5, 2006, it will prepay and apply and there shall become due and payable on the principal Indebtedness evidenced by the Notes an amount equal to the lesser of (a) $11,400,000 or (b) the principal amount of the Notes then outstanding. The entire remaining principal amount of the Notes shall become due and payable on August 5, 2007. No premium shall be payable in connection with any required prepayment made pursuant to this (S)2.1.

     In the event that the Company shall prepay less than all of the Notes pursuant to (S)2.2, the amounts of the prepayments required by this (S)2.1 shall be reduced by an amount which is the same percentage of such required prepayment as the percentage that the principal amount of Notes prepaid pursuant to (S)2.2 is of the aggregate principal amount of outstanding Notes immediately prior to such prepayment.

     Section 2.2. Optional Prepayments. (a) In addition to the payments required by (S)2.1, the Company shall have the privilege, at any time and from time to time, of prepaying the outstanding Notes, either in whole or in part (but if in part then in a minimum principal amount of $1,000,000), by payment of the principal amount of the Notes, or portion thereof to be prepaid, together with accrued interest thereon to the date of such prepayment, and, subject to
(S)2.2(b), the Prepayment Compensation Amount.

     (b) Notwithstanding the provisions of (S)2.2 and (S)2.4, no Prepayment Compensation Amount shall be payable in connection with any prepayment of all, but not less than all, of the Notes pursuant to (S)2.2 or (S)2.4 if, and only if, both of the following conditions are satisfied:

             (1) the prepayment of Notes pursuant to (S)2.2 or (S)2.4 is made in connection with a Liquidity Event; and

             (2) the Realizable IRR or Realized IRR, as applicable, as of the date of such prepayment is equal to or greater than the Target IRR as of such date.

     (c) If, in connection with a Liquid Public Offering, any holder of Warrants and/or Warrant Shares is subject to a lock-up or hold-back or other restriction which prevents the sale of the Warrant Shares for a period of 180 days or less, then the Company shall pay to the holders of the Notes the Prepayment Compensation Amount then due in connection with the prepayment of the Notes pursuant to this (S)2.2. Thereafter, on the date the lock-up or hold-back or other restriction expires, the Company will calculate the Realizable IRR with respect to the Notes, Warrants and/or Warrant Shares as of such date based upon the then-applicable market price for which the Warrant Shares may then, in fact, be sold in the public market. Written notice of such calculation shall be promptly delivered by the Company to the holders of the Notes and Warrants and/or Warrant Shares. If such calculation of the Realizable IRR demonstrates that no Prepayment Compensation Amount is payable but was paid to the holders of the Notes in connection with the prepayment of the Notes pursuant to the Initial Public Offering, then the holders of the Notes shall, reasonably promptly after receiving and approving such Realizable IRR calculation, pay to the Company an amount equal to such Prepayment Compensation Amount previously paid to such holders but without interest.

     Section 2.3. Notice of Optional Prepayments. (a) The Company will give written notice of any prepayment of the Notes pursuant to (S)2.2 to each holder thereof not less than 30 days nor more than 60 days before the date fixed for such optional prepayment specifying (1) such date fixed for prepayment, (2) the principal amount of the holder's Notes to be prepaid on such date, (3) the accrued interest applicable to the prepayment, (4) whether a Prepayment Compensation Amount is payable or, if the Company claims that no Prepayment Compensation Amount is then due in respect of such prepayment by virtue of the provisions of (S)2.2(b), a statement to such effect, together with a reasonably detailed computation of the Realizable IRR or Realized IRR, as applicable, by the Company, calculated with respect to the specified prepayment date and (5) if a computation of the Realizable IRR or Realized IRR is included in such notice, a statement that, pursuant to (S)2.3(b), any holder of the Notes disagreeing with such computation must provide written notice of such disagreement to the Company within 15 days of such holder's receipt of the Company's notice. Notice of optional prepayment having been so given, the aggregate principal amount of the Notes specified in such notice, together with accrued interest thereon and the Prepayment Compensation Amount, if any, payable with respect thereto shall become due and payable on the prepayment date specified in said notice, provided that if the Company gives written notice of a prepayment pursuant to (S)2.2 in connection with an anticipated Liquidity Event or refinancing of the Notes, it is understood and agreed that the obligation of the Company to prepay the Notes pursuant to the requirements of this (S)2.3(a) is subject to the occurrence of the Liquidity Event giving rise to such notice of optional prepayment. In the event that such Liquidity Event does not occur on the date specified for prepayment, the prepayment shall be deferred until and shall be made on the date on which such Liquidity Event occurs. The Company shall keep the holders of the Notes reasonably and timely informed of any such deferral of the date of prepayment and the date on which such Liquidity Event is expected to occur.

     (b) In the event that any holder of Notes shall disagree with the calculation of the Realizable IRR or Realized IRR set forth by the Company in the notice given pursuant to (S)2.2(c), (S)2.3(a), (S)2.4(a) or (S)2.4(b), such holder, by written notice to the Company given within 15 days after receipt by the holder of the notice given by the Company pursuant to (S)2.2(c), (S)2.3(a),
(S)2.4(a) or (S)2.4(b), may demand that the Company obtain a calculation of the Realizable IRR by a Valuation Agent. In the event that any holder makes such a demand, the calculation of the Realizable IRR or Realized IRR by the Valuation Agent shall be conclusive in the absence of manifest error.

     Section 2.4. Prepayment of Notes upon Change of Control. (a) In the event that any Change of Control shall occur or the Company shall have knowledge of any proposed Change of Control that is likely to occur, the Company will give written notice (the "Company Notice") of such fact in the manner provided in
(S)10.6 hereof to the holders of the Notes. The Company Notice shall be delivered promptly upon receipt of such knowledge by the Company and in any event no later than three Business Days following the occurrence of any Change of Control. The Company Notice shall (1) describe the facts and circumstances of such Change of Control in reasonable detail, (2) make reference to this (S)2.4 and the right of the holders of the Notes to require prepayment of the Notes on the terms and conditions provided for in this (S)2.4, (3) offer in writing to prepay all, but not less than all, of the outstanding Notes, together with accrued interest to the date of prepayment and the Prepayment Compensation Amount, or, if the subject Change of Control is a Liquid Change of Control and the Company claims that no Prepayment Compensation Amount is then due in respect of such prepayment by virtue of the provisions of (S)2.2(b), a statement to such effect, together with a reasonably detailed computation of the Realized IRR by the Company, calculated with respect to the specified prepayment date, (4) specify a date for such prepayment (the "Change of Control Prepayment Date"), which Change of Control Prepayment Date shall be not more than 90 days nor less than 30 days following the date of such Company Notice and (5) if a computation of the Realized IRR is included in such notice, a statement that, pursuant to
(S)2.3(b), any holder of the Notes disagreeing with such computation must provide written notice of such disagreement to the Company within 15 days of such holder's receipt of the Company's notice. Each holder of the then outstanding Notes shall have the right to accept such offer and require prepayment of the Notes held by such holder in full by written notice to the Company (a "Noteholder Notice") given not later than 20 days after receipt of the Company Notice. The Company shall on the Change of Control Prepayment Date prepay in full all of the Notes held by holders which have so accepted such offer of prepayment, provided that the obligation of the Company to prepay the Notes pursuant to the requirements of this (S)2.4(a) is subject to the occurrence of the Change of Control giving rise to such notice of optional prepayment. In the event that such Change of Control does not occur on the date specified for prepayment, the prepayment shall be deferred until and shall be made on the date on which such Change of Control occurs. The Company shall keep the holders of the Notes reasonably and timely informed of any such deferral of the date of prepayment and the date on which such Change of Control is expected to occur. The prepayment price of the Notes payable upon the occurrence of any Change of Control shall be an amount equal to 100% of the outstanding principal amount of the Notes so to be prepaid and accrued interest thereon to the date of such prepayment, and subject to (S)2.2(b), the Prepayment Compensation Amount.

     (b)(1) Without limiting the foregoing, notwithstanding any failure on the part of the Company to give the Company Notice herein required as a result of the occurrence of a Change of Control, each holder of the Notes shall have the right by delivery of written notice to the Company to require the Company to prepay, and the Company will prepay, such holder's Notes in full, together with accrued interest thereon to the date of prepayment, and, subject to (S)2.2(b), the Prepayment Compensation Amount. Notice of any required prepayment pursuant to this (S)2.4(b)(1) shall be delivered by any holder of the Notes which was entitled to, but did not receive, such Company Notice to the Company within 30 days after such holder has actual knowledge of both such Change of Control and the failure of the Company to comply with the notice requirements of (S)2.4(a). On the date (the "Change of Control Delayed Prepayment Date") designated in such holder's notice (which shall be not more than 90 days nor less than 30 days following the date of such holder's notice), the Company shall prepay in full all of the Notes held by such holder, together with accrued interest thereon to the date of prepayment, and, subject to (S)2.2(b), the Prepayment Compensation Amount. If the holder of any Note gives any notice pursuant to this (S)2.4(b)(1), the Company shall give a Company Notice (including all information and calculations required in (S)2.4(a) hereof) within five Business Days of receipt of such notice and identify the Change of Control Delayed Prepayment Date to all other holders of the Notes and each of such other holders shall then and thereupon have the right to accept the Company's offer to prepay the Notes held by such holder in full and require prepayment of such Notes by delivery of a Noteholder Notice within 20 days following receipt of such Company Notice; provided only that any date for prepayment of such holder's Notes shall be the Change of Control Delayed Prepayment Date. On the Change of Control Delayed Prepayment Date, the Company shall prepay in full the Notes of each holder thereof which has accepted such offer of prepayment at a prepayment price equal to 100% of the outstanding principal amount of the Notes so to be prepaid and accrued interest thereon to the date of such prepayment, and, subject to (S)2.2(b), the Prepayment Compensation Amount.

     (2) Compliance with the provisions of this (S)2.4(b) shall not be deemed to constitute a waiver of, or consent to, any Default or Event of Default caused by any violation of the provisions of (S)2.4(a).

     (c) In the event any Change of Control shall also constitute an event of default under the Senior Credit Agreement, any prepayment of the Notes pursuant to (S)2.2 or (S)2.4 in connection with such Change of Control shall be subject to the terms of (S)6 unless the Senior Lenders shall waive the event of default arising in connection with such Change in Control.

     Section 2.5. Application of Prepayments. All partial prepayments made pursuant to (S)2.1 or (S)2.2 shall be applied on all outstanding Notes ratably in accordance with the unpaid principal amounts thereof. All partial prepayments made pursuant to (S)2.4 shall be applied only to the Notes of the holders who have elected to participate in such prepayment.

     Section 2.6. Direct Payment. Notwithstanding anything to the contrary contained in this Agreement or the Notes, in the case of any Note owned by you or your nominee or owned by any subsequent Institutional Holder which has given written notice to the Company requesting that the provisions of this (S)2.6 shall apply, the Company will punctually pay when due the principal thereof, interest thereon and premium, if any, due with respect to said principal, without any presentment thereof, directly to you, to your nominee or to such subsequent Institutional Holder at your address or your nominee's address set forth in Schedule I hereto or such other address as you, your nominee or such subsequent Institutional Holder may from time to time designate in writing to the Company or, if a bank account with a United States bank is designated for you or your nominee on Schedule I hereto or in any written notice to the Company from you, from your nominee or from any such subsequent Institutional Holder, the Company will make such payments in immediately available funds to such bank account, no later than 11:00 a.m. Chicago,

Illinois time on the date due, marked for attention as indicated, or in such other manner or to such other account in any United States bank as you, your nominee or any such subsequent Institutional Holder may from time to time direct in writing. If for any reason whatsoever the Company does not make any such payment by such 11:00 a.m. transmittal time, such payment shall be deemed to have been made on the next following Business Day and such payment shall bear interest at the Overdue Rate.

Section 3.  Representations.

     Section 3.1.  Representations of the Company and the Subsidiary Guarantors.
(a) The Company represents and warrants that all representations and warranties set forth in Exhibit D-1 are true and correct as of the date hereof and are incorporated herein by reference with the same force and effect as though herein set forth in full.

     (b) The Subsidiary Guarantors represent and warrant that all representations and warranties set forth in Exhibit D-2 are true and correct as of the date hereof and are incorporated herein by reference with the same force and effect as though herein set forth in full.

     Section 3.2. Representations of the Purchaser. (a) You represent, and in entering into this Agreement the Company understands, that you are acquiring the Notes for the purpose of investment and not with a view to the distribution thereof, and that you have no present intention of selling, negotiating or otherwise disposing of the Notes; it being understood, however, that the disposition of your property shall at all times be and remain within your control and you are an accredited investor within the meaning of Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended.

     (b) You represent that at least one of the following statements is an accurate representation as to each source of funds (a "Source") to be used by you to pay the purchase price of the Notes to be purchased by you hereunder:

            (1) the Source is an "insurance company general account" within the meaning of Department of Labor Prohibited Transaction Exemption ("PTE") 95-60 (issued July 12, 1995) and there is no employee benefit plan, treating as a single plan, all plans maintained by the same employer or employee organization, with respect to which the amount of the general account reserves and liabilities for all contracts held by or on behalf of such plan, exceed ten percent (10%) of the total reserves and liabilities of such general account (exclusive of separate account liabilities) plus surplus, as set forth in the NAIC Annual Statement filed with your State of domicile; or

            (2) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as you have disclosed to the Company in writing pursuant to this paragraph (2), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

            (3) the Source constitutes assets of an "investment fund" (within the meaning of Part V of the QPAM Exemption) managed by a "qualified professional asset manager" or "QPAM" (within the meaning of Part V of the QPAM Exemption), no employee benefit plan's assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part l(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a Person controlling or controlled by the QPAM (applying the definition of "control" in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (i) the identity of such QPAM and (ii) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this paragraph (3); or

            (4)  the Source is a governmental plan; or

            (5) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (5); or

            (6) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

If you or any subsequent transferee of the Notes indicates that you or such transferee are relying on any representation contained in paragraph (2), (3) or
(5) above, the Company shall deliver on the Closing Date and on the date of any applicable transfer a certificate, which shall either state that (i) it is neither a party in interest nor a "disqualified person" (as defined in Section 4975(e)(2) of the Code), with respect to any plan identified pursuant to paragraphs (2) or (5) above, or (ii) with respect to any plan, identified pursuant to paragraph (3) above, neither it nor any "affiliate" (as defined in Section V(c) of the QPAM Exemption) has at such time, and during the immediately preceding one year, exercised the authority to appoint or terminate said QPAM as manager of any plan identified in writing pursuant to paragraph (3) above or to negotiate the terms of said QPAM's management agreement on behalf of any such identified plan. As used in this (S)3.2(b), the terms "employee benefit plan", "governmental plan", "party in interest" and "separate account" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

Section 4.  Closing Conditions.

     Section 4.1. Closing Date Conditions. Your obligation to purchase the Notes, the Warrants and the Strip Equity on the Closing Date shall be subject to the performance by the Company of its agreements hereunder and under the Warrants which by the terms hereof are to be performed at or prior to the time of delivery of the Notes, the Warrants and the Strip Equity and to the following further conditions precedent:

            (a) Closing Certificate of the Company. You shall have received a certificate dated the Closing Date, signed by the President or a Vice President of the Company, the truth and accuracy of which shall be a condition to your obligation to purchase the Notes, the Warrants and the Strip Equity proposed to be sold to you and to the effect that (1) the representations and warranties of the Company set forth in Exhibit D-1 hereto are true and correct on and with respect to the Closing Date, (2) the Company has performed all of its obligations hereunder which are to be performed on or prior to the Closing Date, and (3) no Default or Event of Default has occurred and is continuing.

            (b) Closing Certificates of Subsidiary Guarantors. You shall have received a certificate dated the Closing Date, signed by the President or a Vice President of each Subsidiary Guarantor, the truth and accuracy of which shall be a condition to your obligation to purchase the Notes, the Warrants and the Strip Equity proposed to be sold to you and to the effect that (i) the representations and warranties of such Subsidiary Guarantor set forth in Exhibit D-2 hereto are true and correct on and with respect to the Closing Date, (ii) such Subsidiary Guarantor has performed all of its obligations hereunder and under its Subsidiary Guaranty Agreement which are to be performed on or prior to the Closing Date, and (iii) no Default or Event of Default has occurred and is continuing.

            (c) Subsidiary Guaranty Agreement. Each of the Subsidiary Guarantors shall have executed and delivered to you a Subsidiary Guaranty Agreement.

            (d) Legal Opinions. You shall have received from (a) Chapman and Cutler, who are acting as your special counsel in this transaction, (b) Sachnoff & Weaver, Ltd., counsel for the Company and (c) Miller Thomson, special Canadian counsel for the Company, their respective opinions dated the Closing Date, in form and substance satisfactory to you, and covering the matters set forth in Exhibits E, F and G, respectively, hereto.

            (e) Existence and Authority. On or prior to the Closing Date, you shall have received, in form and substance reasonably satisfactory to you and your special counsel, such documents and evidence with respect to the Company and each Subsidiary Guarantor as you may reasonably request in order to establish the existence and good standing of the Company and each Subsidiary Guarantor and the authorization of the transactions contemplated by this Agreement, the Warrants, the Stock Purchase Agreement, the Registration Rights Agreement and the Subsidiary Guaranty Agreements.

            (f) Charter and By-laws. The charter and by-laws of the Company and each Subsidiary Guarantor shall in all respects be satisfactory in form and substance to you and your special counsel.

            (g) Related Transactions. On the Closing Date:

                  (1) the Senior Credit Agreement and the Senior Secured Security Documents shall be in form and substance satisfactory to you and your special counsel, shall have been duly executed and delivered by the parties thereto and shall be in full force and effect and you shall have received true, correct, and complete copies of each thereof;

                  (2) (i) the WSR Merger Documentation shall be in form and substance satisfactory to you and your special counsel, shall have been duly executed and delivered by the parties thereto, shall be in full force and effect and you shall have received a true, correct and complete copy thereof, (ii) the aggregate net merger consideration to be paid by the Company under the WSR Merger Documentation shall not exceed $134,000,000 plus (or minus) the Final Working Capital Adjustment (as defined in and pursuant to the WSR Merger Documentation), and (iii) the Company shall have consummated the WSR Merger pursuant to the WSR Merger Documentation otherwise on terms and conditions satisfactory to you and your special counsel;

                  (3) the Seller Junior Subordinated Notes shall be in form and substance satisfactory to you and your special counsel, shall have been duly executed and delivered by the Company in the aggregate principal amount of $5,000,000, shall be in full force and effect and you shall have received true, correct and complete copies thereof;

                  (4) the Company shall have entered into an employment agreement with Joseph Messner, an employee of WSR, prior to the WSR Merger, which employment agreement shall be for a duration of at least three years from the Closing Date and shall otherwise be in form and substance satisfactory to you and your special counsel;

                  (5) the Company shall have consummated term loans in an aggregate principal amount equal to $54,000,000, and revolving loans in an aggregate principal amount not to exceed $20,000,000 plus (or minus) the Final Working Capital Adjustment (as defined in and pursuant to the WSR Merger Documentation) and shall have the ability to draw not less than $10,000,000 of revolving loan capacity, in each such case, pursuant to the Senior Credit Agreement;

                  (6) the Indebtedness of the Company owing to The First National Bank of Chicago and Pexco Holdings, Inc. shall have been paid in full pursuant to the Company Payout Letters and any existing secured Liens shall have been released and discharged in full and you shall have received evidence thereof satisfactory to you and your special counsel; and

                  (7) The Company shall have received contributions to capital from Wind Point Partners of at least $25,648,000 in exchange for Preferred Stock and Common Stock of the Company, and all documentation evidencing or relating to such equity investments, including purchase agreements and stockholder agreements, shall be in form and substance satisfactory to you and your special counsel.

            (h) Application of Certain Proceeds; Statement of Sources and Uses of Proceeds. Concurrently with the delivery of the Notes, the Warrants and the Strip Equity to you on the Closing Date, the Company shall apply all of the proceeds from the sale of the Notes and the Warrants, $54,000,000 aggregate principal amount in term loans, $20,000,000 plus (or minus) the Final Working Capital Adjustment (as defined in and pursuant to the WSR Merger Documentation) of the revolving loans drawn under the Senior Credit Agreement and $36,050,000 of the proceeds from the sale of the Preferred Stock and Common Stock of the Company pursuant to this Agreement and the Stock Purchase Agreement, to the payment of (1) the merger consideration pursuant to the WSR Merger Documentation, and (2) certain transactional costs incurred in connection with such merger, with the remainder of such proceeds to be used as general working capital by the Company, and you shall have received evidence of such payment satisfactory in form and substance to you and your special counsel. Without limiting the foregoing, you shall receive from the Company on or prior to the Closing Date a detailed statement setting forth all the sources and uses of funds from wherever derived relating to the merger pursuant to the WSR Merger Documentation satisfactory in form and substance to you and your special counsel.

            (i) Closing Date Financial Statements. On the Closing Date you shall have received from the Company a pro forma balance sheet of the Company and its Subsidiaries, in form and substance reasonably satisfactory to you, which shall reflect the financial condition of the Company after giving effect to the consummation of the transactions contemplated by the WSR Merger Documentation, the Senior Credit Agreement, the issuance and sale of the Notes, the Warrants, the Series A Preferred Stock of the Company and the Common Stock of the Company and the use of the proceeds of the foregoing transactions.

            (j) Insurance. On or prior to the Closing Date, you shall have received certificates dated the Closing Date executed by the independent insurance broker of the Company evidencing that all insurance required hereunder and under the Senior Credit Agreement and the Senior Security Documents is in effect and that all premiums due thereon have been paid in full.

            (k) Environmental Reports. On or prior to the Closing Date, you shall have received environmental reports from Environmental Resources Management in form, scope, depth and substance satisfactory to you and your special counsel (the "Environmental Reports"), which Environmental Reports shall be dated as of June 16, 1999, and you shall be entitled to rely upon such Environmental Reports as if the same were addressed to you in a form satisfactory to you and your special counsel.

            (l) Purchase of Series A Preferred Stock and Common Stock. On the Closing Date, the Stock Purchase Agreement shall have been duly executed and delivered by all parties thereto and the Company and the parties to the Stock Purchase Agreement shall have consummated the purchase in the aggregate of 352,000 shares of Series A Preferred Stock of the Company for a price of $100.00 per share and 850,000 shares of Common Stock of the Company for a price of $1.00 per share, and all documentation with respect to such Series A Preferred Stock and Common Stock, including without limitation the Stock Purchase Agreement and the Stockholders Agreement, shall have been duly executed and delivered by the parties thereto and shall be in form and substance satisfactory to you and your special counsel.

            (m) Consent of Holders of Other Securities. Any consents or approvals required to be obtained from any holder or holders of any outstanding Security of the Company and any amendments of agreements pursuant to which any Security may have been issued which shall be necessary to permit the consummation of the transactions contemplated hereby and by the WSR Merger Documentation shall have been obtained and all such consents or amendments shall be satisfactory in form and substance to you and your special counsel.

            (n) Regulatory Agency Approvals. On or prior to the Closing Date, you shall have received true and correct copies of all material licenses, orders, permits and approvals, including without limitation, all zoning and licenses, orders, permits and approvals, of all state and local governmental licensing or regulatory agencies having jurisdiction over any real property owned or leased by any of the Company required under applicable laws, regulations and ordinances for the operation of such real property.

            (o) Private Placement Numbers. On or prior to the Closing Date, special counsel to the Purchaser shall have duly made the appropriate filings with Standard & Poor's CUSIP Service Bureau, as agent for the National Association of Insurance Commissioners, in order to obtain private placement numbers for the Notes, the Warrants, the Series A Preferred Stock and the Common Stock.

            (p) Funding Instructions. At least three Business Days prior to the Closing Date, you shall have received written instructions executed by a Responsible Officer of the Company directing the manner of the payment of funds and setting forth (1) the name and address of the transferee bank,
     (2) such transferee bank's ABA number, (3) the account name and number into which the purchase price for the Notes is to be deposited, and (4) the name and telephone number of the account representative responsible for verifying receipt of such funds.

            (q) Special Counsel Fees. Concurrently with the delivery of the Notes, the Warrants and the Strip Equity to you on the Closing Date, the charges and disbursements of Chapman and Cutler, your special counsel, reflected in a statement for services delivered to the Company two Business Days prior to the Closing Date shall have been paid by the Company.

            (r) Legality of Investment. The Notes, the Warrants and the Strip Equity to be purchased by you shall be legal investments for you under the laws of each jurisdiction to which you may be subject (without resort to any so-called "basket provisions" to such laws).

            (s) Satisfactory Proceedings. All proceedings taken in connection with the transactions contemplated by this Agreement, the Warrants and the Strip Equity, and all documents necessary to the consummation thereof, shall be satisfactory in form and substance to you and your special counsel, and you shall have received a copy (executed or certified as may be appropriate) of all legal documents or proceedings taken in connection with the consummation of said transactions.

            (t) Waiver of Conditions. If on the Closing Date the Company fails to tender to you the Notes, the Warrants and the Strip Equity to be issued to you on such date or if the conditions specified in this (S)4.1 have not been fulfilled, you may thereupon elect to be relieved of all further obligations under this Agreement. Without limiting the foregoing, if the conditions specified in this (S)4.1 have not been fulfilled, you may waive compliance by the Company with any such condition to such extent as you may in your sole discretion determine. Nothing in this (S)4.1(u) shall operate to relieve the Company of any of its obligations hereunder or to waive any of your rights against the Company.

Section 5.  Company Covenants.

     From and after the Closing Date and continuing so long as any amount remains unpaid on any Note:

     Section 5.1. Corporate Existence, Etc. The Company will preserve and keep in full force and effect, and will cause each Subsidiary to preserve and keep in full force and effect, its corporate existence and all licenses and permits necessary to the proper conduct of its business, the absence of which could reasonably be expected to have a Material Adverse Effect, provided that the foregoing shall not prevent any transaction permitted by (S)5.13 or (S)5.14.

     Section 5.2. Insurance. The Company will maintain, and will cause each Subsidiary to maintain, insurance coverage by financially sound and reputable insurers and in such forms and amounts and against such risks as are customary for corporations of established reputation engaged in the same or a similar business and owning and operating similar properties.

     Section 5.3.  Taxes, Claims for Labor and Materials; Compliance with Laws.
(a) The Company will promptly pay and discharge, and will cause each Subsidiary promptly to pay and discharge, all lawful taxes, assessments and governmental charges or levies imposed upon the Company or such Subsidiary, respectively, or upon or in respect of all or any part of the property or business of the Company or such Subsidiary, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a Lien upon any property of the Company or such Subsidiary; provided the Company or such Subsidiary shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (1) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of the Company or such Subsidiary or any material interference with the use thereof by the Company or such Subsidiary, and (2) the Company or such Subsidiary shall set aside on its books, reserves deemed by it to be adequate with respect thereto.

     (b) The Company will promptly comply, and will cause each Subsidiary to promptly comply, with all laws, ordinances or governmental rules and regulations to which it is subject, including, without limitation, the Occupational Safety and Health Act of 1970, as amended, ERISA, the Fair Housing Act, the American With Disabilities Act of 1990, as amended, and all Environmental Laws, the violation of which could have a Material Adverse Effect or would result in any Lien not permitted under (S)5.12.

     Section 5.4. Maintenance, Etc. The Company will maintain, preserve and keep, and will cause each Subsidiary to maintain, preserve and keep, its properties which are used or useful in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order and from time to time will make all repairs, replacements, renewals and additions so that at all times the efficiency thereof shall be maintained except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

     Section 5.5. Nature of Business. Neither the Company nor any Subsidiary will engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by the Company and its Subsidiaries would be substantially changed from the general nature of the business engaged in by the Company and its Subsidiaries on the date of this Agreement.

     Section 5.6. Plan of Merger. The Company shall cause the WSR Merger to take place on the Closing Date.

     Section 5.7.  [Intentionally Omitted.]

     Section 5.8. Leverage Ratio The Company shall not permit its Leverage Ratio determined as of any date set forth below for the twelve months then ended to be greater than the maximum ratio set forth in the table below opposite such date:

                   Date                            Maximum Leverage Ratio
                   ----                            ----------------------
            October 31, 1999                            6.90 to 1.00
            January 31, 2000                            6.85 to 1.00
            April 30, 2000                              6.70 to 1.00
            June 30, 2000                               6.60 to 1.00
            September 30, 2000                          6.50 to 1.00
            December 31, 2000                           6.35 to 1.00
            March 31, 2001                              6.30 to 1.00
            June 30, 2001                               6.25 to 1.00

              Date                                Maximum Leverage Ratio
              ----                                ----------------------

       September 30, 2001                               5.75 to 1.00
       December 31, 2001                                5.75 to 1.00
       March 31, 2002                                   5.75 to 1.00
       June 30, 2002                                    5.75 to 1.00
       September 30, 2002                               5.25 to 1.00
       December 31, 2002                                5.25 to 1.00
       March 31, 2003                                   5.25 to 1.00
       June 30, 2003                                    5.25 to 1.00
       September 30, 2003                               4.75 to 1.00
       December 31, 2003                                4.75 to 1.00
       March 31, 2004                                   4.75 to 1.00
       June 30, 2004                                    4.75 to 1.00
       September 30, 2004                               4.00 to 1.00
       Last day of each calendar quarter                4.00 to 1.00
       thereafter

     For purposes of this (S)5.8, the term "Leverage Ratio" shall mean, as of the date of any measurement, the ratio of (a) Total Indebtedness to (b) EBITDA for the twelve month period ending on the date of measurement.

     Section 5.9. Fixed Charge Coverage. (a) The Company shall not permit its Fixed Charge Coverage Ratio determined for any period set forth below to be less than the minimum ratio set forth in the table below opposite such period:


              Period                     Minimum Fixed Charge Coverage Ratio
              ------                     -----------------------------------

     August 1, 1999 through                         0.95 to 1.00
        October 31, 1999

     August 1, 1999 through                         0.95 to 1.00
        January 31, 2000

     August 1, 1999 through                         0.95 to 1.00
          April 30, 2000

     August 1, 1999 through                         0.95 to 1.00

          June 30, 2000

      (b) The Company shall not permit its Fixed Charge Coverage Ratio determined as of the last day of any calendar quarter set forth below for the twelve months then ended to be less than the minimum ratio set forth in the table below opposite such date:


             Calendar Quarter                         Minimum Fixed Charge
             ----------------
                                                        Coverage Ratio
                                                        --------------

     Calendar quarter ending September 30,
     2000                                                0.95 to 1.00

     Each calendar quarter commencing
     with the quarter ending December 31,
     2000 and each calendar quarter
     thereafter                                          1.00 to 1.00

     (c) For purposes of (S)5.9(a) and (S)5.9(b), the term "Fixed Charge Coverage Ratio" shall mean, as of the date of any measurement, the ratio of (a) Cash Flow for the period of calculation to (b) Fixed Charges for such period.

     Section 5.10. Interest Coverage Ratio. (a) The Company shall not permit its Interest Coverage Ratio determined for any period set forth below to be less than the minimum ratio set forth in the table below opposite such period:

         Period Ending                            Minimum Interest
         -------------
                                                   Coverage Ratio
                                                   --------------

     August 1, 1999 through                         1.30 to 1.00
          October 31, 1999

     August 1, 1999 through                         1.30 to 1.00
          January 31, 2000

     August 1, 1999 through                         1.30 to 1.00
          April 30, 2000

     August 1, 1999 through                         1.30 to 1.00
          June 30, 2000

      (b) The Company shall not permit its Interest Coverage Ratio determined as of the last day of any calendar quarter set forth below for the twelve months then ended to be less than the minimum ratio set forth in the table below opposite such period:

          Calendar Quarter Ending                Minimum Interest
          -----------------------                 Coverage Ratio
                                                  --------------

           September 30, 2000                       1.45 to 1.00
           December 31, 2000                        1.45 to 1.00
           March 31, 2001                           1.45 to 1.00
           June 30, 2001                            1.45 to 1.00
           September 30, 2001                       1.50 to 1.00
           December 31, 2001                        1.50 to 1.00
           March 31, 2002                           1.60 to 1.00
           June 30, 2002                            1.60 to 1.00
           September 30, 2002                       1.75 to 1.00
           December 31, 2002                        1.75 to 1.00
           March 31, 2003                           1.75 to 1.00
           June 30, 2003                            1.75 to 1.00
           September 30, 2003                       1.75 to 1.00
           December 31, 2003 and each calendar      2.00 to 1.00
           quarter thereafter


      (c) For purposes of (S)5.10(a) and (S)5.10(b), the term "Interest Coverage Ratio" shall mean, as of the date of any measurement, the ratio of (a) EBITDA of the Company and its Subsidiaries for the period of calculation to (b) Net Interest Expense for such period.

          Section 5.11.  Minimum EBITDA.   (a) The Company shall not permit
EBITDA for any period set forth below to be less than the amount set forth below for such period:

                Period                              Minimum EBITDA
                ------                              --------------

          August 1, 1999 through                      $ 5,200,000
             October 31, 1999

          August 1, 1999 through                      $ 8,300,000
             January 31, 2000

          August 1, 1999 through                      $ 9,400,000
             April 30, 2000

          August 1, 1999 through                      $10,900,000
             June 30, 2000

      (b) The Company shall not permit EBITDA for the twelve month period ending on the last day of any calendar quarter set forth below to be less than the amount set forth below for such period:

          Calendar Quarter Ending                      Minimum EBITDA
          -----------------------                      --------------

           September 30, 2000                            $12,900,000
           December 31, 2000                              13,300,000
           March 31, 2001                                 13,600,000
           June 30, 2001                                  14,000,000
           September 30, 2001                             14,900,000
           December 31, 2001                              15,800,000
           March 31, 2002                                 16,000,000
           June 30, 2002                                  16,600,000
           September 30, 2002                             17,500,000
           December 31, 2002                              18,100,000
           March 31, 2003                                 19,000,000
           June 30, 2003                                  19,600,000
           September 30, 2003                             20,200,000
           December 31, 2003                              20,500,000
           March 31, 2004                                 20,700,000
           June 30, 2004                                  21,100,000
           September 30, 2004                             21,400,000
           Each calendar quarter thereafter               22,200,000

     Section 5.12. Limitations on Liens. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

          (a) any Lien existing on the Property of the Company or its Subsidiaries on the Closing Date and set forth in Schedule II securing Indebtedness outstanding on such date and permitted by (S)5.16(d), including replacement Liens, provided that (i) the indebtedness secured by such Lien immediately prior to such replacement is not increased and (ii) such Lien is not extended to any other Property not currently subject to such Lien;

          (b) any Lien created under the Senior Credit Agreement and the Senior Security Documents;

          (c)  Liens for taxes, fees, assessments or other governmental charges
     (i) which are not delinquent or remain payable without penalty, or (ii) the non-payment thereof is permitted by (S)5.3, provided that, in respect of this clause (ii), all such Liens secure claims in the aggregate at any time outstanding for the Company and its Subsidiaries not exceeding $200,000;

          (d) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the Ordinary Course of Business which are not delinquent for more than ninety (90) days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

          (e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers' compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

          (f) Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and all such Liens secure claims in the aggregate at any time outstanding for the Company and its Subsidiaries do not exceed $750,000;

          (g) easements, rights-of-way, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances incurred in the Ordinary Course of Business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of the Company and its Subsidiaries;

          (h) Liens on any Property acquired or held by the Company or its Subsidiaries in the Ordinary Course of Business, securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such Property and permitted under
     (S)5.16(d); provided that (i) any such Lien attaches to such Property concurrently with or within twenty (20) days after the acquisition thereof,
     (ii) such Lien attaches solely to the Property so acquired in such transaction, and (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such Property;

          (i)  Liens securing Capital Lease Obligations permitted under
     (S)5.16(d);

          (j) any interest or title of a lessor or sublessor under any lease permitted by this Agreement;

          (k) Liens arising from precautionary UCC financing statements filed under any lease permitted by this Agreement; and

          (l) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution.

     Section 5.13. Disposition of Assets. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

          (a) dispositions of inventory, or used, worn-out or surplus equipment, all in the Ordinary Course of Business;

          (b) dispositions not otherwise permitted hereunder which are made for fair market value the Net Proceeds of which are applied in accordance with the Senior Credit Agreement substantially on the terms existing in the Senior Credit Agreement on the Closing Date; provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) the aggregate value of all assets so sold by the Company and its Subsidiaries, together, shall not exceed in any fiscal year $1,500,000 and (iii) after giving effect to such disposition, the Company is in compliance on a pro forma basis with the covenants set forth in
     (S)(S)5.7 through 5.11, inclusive, recomputed for the most recent month for which financial statements have been delivered; and

          (c)  mergers, consolidations and dispositions permitted by (S)5.14.

     Section 5.14. Mergers and Consolidations. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:

          (a) upon not less than five (5) Business Days prior written notice to the holders of the Notes, any Subsidiary of the Company may merge with, or dissolve or liquidate into, a Wholly-Owned Subsidiary of the Company, provided that such Wholly-Owned Subsidiary shall be the continuing or surviving corporation; and

          (b) the Company or any Subsidiary may merge or consolidate with another Person in connection with the acquisition of property or assets permitted within the limitations of (S)5.15(h), provided that pursuant to any such merger or consolidation, the Company or a Wholly-Owned Subsidiary shall be the continuing or surviving corporation.

     Section 5.15. Loans and Investments. The Company shall not and shall not suffer or permit any of its Subsidiaries to (i) purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, or (ii) make or commit to make any Acquisitions, or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including without limitation, by way of merger, consolidation or other combination or (iii) make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Company (the items described in clauses (i), (ii) and (iii) are referred to as "Investments"), except for:

          (a)  Investments in cash and Cash Equivalents;

          (b) extensions of credit by the Company to any of its Wholly-Owned Subsidiaries, provided the obligations of each obligor shall be evidenced by notes;

          (c) loans and advances to employees in the Ordinary Course of Business not to exceed $250,000 in the aggregate at any time outstanding;

          (d) reasonable travel, relocation and similar advance to officers and employees of the Company made in the Ordinary Course of Business;

          (e) loans and advances to customers, distributors and sales representatives of the Company in the Ordinary Course of Business, not to exceed $250,000 at any one time outstanding;

          (f) loans, advances and extensions of credit existing on the date hereof and listed in Schedule II attached hereto and made a part hereof;

          (g) non-cash loans and advances to employees of the Company used to acquire stock of the Company; and

          (h) additional Investments consisting of the acquisition of products, product lines or assets useful and to be used in the business of the Company and its Subsidiaries, provided that the Indebtedness incurred in connection with such acquisitions shall, in all events, be incurred and outstanding within the limitations of this Agreement.

     Section 5.16. Limitations on Indebtedness. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

          (a)  Indebtedness evidenced by the Notes;

          (b)  Indebtedness incurred pursuant to the Senior Credit Agreement;

          (c) Indebtedness consisting of Contingent Obligations described in clause (i) of the definition thereof and permitted pursuant to (S)5.17;

          (d)  Indebtedness existing on the Closing Date and set forth in
     Schedule II including extensions and refinancings thereof which do not
     -----------
     increase the principal amount of such Indebtedness as of the date of such extension or refinancing;

          (e) Indebtedness not to exceed $2,500,000 in the aggregate at any time outstanding, consisting of Capital Lease Obligations or secured by Liens permitted by (S)5.12(h);

          (f)  unsecured intercompany Indebtedness permitted pursuant to
     (S)5.15(b);

          (g) other unsecured Indebtedness not exceeding in the aggregate at any time outstanding $500,000; and

          (h) Indebtedness not to exceed the principal amount of $5,000,000, as the same may be increased as the result of the accrual of interest, evidenced by the Seller Junior Subordinated Notes.

     Section 5.17. Contingent Obligations. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except in respect of Indebtedness under this Agreement, the Notes and the Subsidiary Guaranty Agreements, and except:

          (a) endorsements for collection or deposit in the Ordinary Course of Business;

          (b) Hedging Contracts entered into in the Ordinary Course of Business with prior written consent of the Required Holders (which consent shall not be unreasonably withheld) or pursuant to (S)5.26;

          (c) Contingent Obligations of the Company and its Subsidiaries existing as of the Closing Date and listed in Schedule II, including
                                                   -----------
     extension and renewals thereof which do not increase the amount of such Contingent Obligations as of the date of such extension or renewal;

          (d) Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations;

          (e) Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to the Agent or the Senior Lenders title insurance policies; and

          (f) Contingent Obligations arising with respect to customary indemnification obligations in favor of (i) sellers in connection with Acquisitions permitted hereunder and (ii) purchasers in connection with dispositions permitted under (S)5.13(b); and

          (g) Contingent Obligations in favor of the Agent or the Senior Lenders in connection with Indebtedness incurred under the Senior Credit Agreement.

     Section 5.18. Restricted Payments. The Company shall not, and shall not suffer or permit any of its Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, partnership interests, membership interests or other equity securities, (ii) purchase, redeem or otherwise acquire for value any shares of its capital stock, partnership interests, membership interests or other equity securities or any warrants, rights or options to acquire such shares, interests or securities now or hereafter outstanding or (iii) make any payment or prepayment of principal of, premium, if any, interest, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Junior Subordinated Indebtedness (the items described in clauses (i), (ii) and (iii) are referred to as "Restricted Payments"); except that any Wholly-Owned Subsidiary of the Company may declare and pay dividends to the Company or any Wholly-Owned Subsidiary of the Company, and except that the Company may:

          (a) declare and make dividend payments or other distributions payable solely in its common stock; and

          (b)  purchase or redeem the Warrants;

          (c) redeem from management stockholders shares of the Company common stock or warrants or options to acquire any such shares provided all of the following conditions are satisfied:

               (i) no Default or Event of Default has occurred and is continuing or would arise as a result of such redemption;

               (ii) after giving effect to such redemption, the Company is in compliance on a pro forma basis with the covenants set forth in
          (S)(S)5.7 through 5.11, recomputed for the most recent quarter for which financial statements have been delivered;

               (iii) the aggregate redemptions permitted (x) in any fiscal year of the Company shall not exceed $500,000 and (y) during the term of this Agreement shall not exceed $2,000,000; and

               (iv) after giving effect to such redemption, the maximum revolving loan balance available under the Senior Credit Agreement exceeds the aggregate outstanding principal balance of revolving loans under the Senior Credit Agreement by not less than $3,000,000;

          (d) make regularly scheduled payments of interest with respect to Junior Subordinated Indebtedness evidenced by the Seller Junior Subordinated Notes, provided no Default or Event of Default has occurred and is continuing or would arise as a result of such payment; and

          (e) redeem stock in accordance with Sections 1.1 and/or 1.2 of the Stockholders Agreement, provided the aggregate redemptions permitted during the term of this Agreement pursuant to Sections 1.1 and 1.2 of the Stockholders Agreement shall not exceed $500,000.

     Section 5.19.  Repurchase of Notes.  Except as provided in (S)2.2 and
(S)2.4, neither the Company nor any of its Subsidiaries or any Affiliate may repurchase or prepay or make any offer to repurchase or prepay any Notes.

     Section 5.20. Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate), except in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person other than an Affiliate; provided, that (a) so long as no Default or Event of Default under (S)7.1(a) or (S)7.1(d) shall have occurred and be continuing, the Company shall be permitted to pay (i) Wind Point Investors L.L.C. and/or Wind Point Investors IV L.P. and/or their Affiliates fees aggregating $1,000,000 to be paid in connection with the consummation of the transactions contemplated by the WSR Merger Documentation, the Senior Credit Agreement and this Agreement and (ii) annual financial and management consulting fees aggregating $360,000, all pursuant to and in accordance with the Consulting Agreement between the Company and Wind Point Investors, L.L.C. dated August 5, 1999, as in effect on the Closing Date and (b) the Company shall be permitted to pay directors' fees and reimbursement of actual out-of-pocket expenses incurred by directors in connection with attending board of director meetings not to exceed in the aggregate, with respect to all such items, $100,000 in any fiscal year of the Company.

     Section 5.21. Termination of Pension Plans. The Company will not, and will not permit any of its Subsidiaries to, withdraw from any Multiemployer Plan or permit any employee benefit plan maintained by it to be terminated if such withdrawal or termination could result in material withdrawal liability (as described in Part 1 of Subtitle E of Title IV of ERISA) or the imposition of a Lien on any property of the Company or any Subsidiary pursuant to Section 4068 of ERISA.

     Section 5.22. Prohibition of Change in Fiscal Year. The Company will not, and will not permit any of its Subsidiaries to, change its Fiscal Year.

     Section 5.23. Sale or Discount of Receivables. The Company will not, and will not permit any of its Subsidiaries to, discount or sell with recourse, or sell for less than the greater of the face value or market value thereof, any of its notes receivable or accounts receivable.

     Section 5.24. Partnerships and Joint Ventures. The Company will not, and will not permit any of its Subsidiaries to, act or participate as a general or limited partner in any partnership or as a joint venturer in any joint venture; provided that, the foregoing shall not restrict the ability of the Company or any Subsidiary from entering into or establishing business arrangements with third parties in connection with the manufacturing or other production of goods, so long as such arrangements do not involve the sharing of liabilities or the delegation of contracting power by the Company or any Subsidiary with or to any such third party.

     Section 5.25. Issuance of Stock or Partnership Interests. The Company will not, and will not permit any of its Subsidiaries to, issue or distribute any capital stock, partnership interests or other Securities for consideration or otherwise; provided, however, that (a) a Wholly-owned Subsidiary may issue equity Securities to the Company or to another Wholly-owned Subsidiary and (b) the Company may issue shares of its Series A Preferred Stock in connection with the Future Preferred Commitments provided for under the Stock Purchase Agreement.

     Section 5.26. Hedging Contracts. The Company will not, and will not permit any of its Subsidiaries to, enter into any Hedging Contract with any Person unless at the time of entering into such Hedging Contract the senior unsecured long-term debt of such Person is rated "A" or better by Standard & Poor's Rating Group, a division of McGraw-Hill, Inc., a New York corporation, or "A" by Moody's Investors Service, Inc.

     Section 5.27. Additional Subsidiary Guarantors. If at any time from and after the Closing Date any Subsidiary shall guarantee the obligations of the Company or any other Subsidiary under the Senior Credit Agreement or any Senior Security Document, then in such event, the Company shall cause such Subsidiary to promptly enter into a Guaranty of the Notes and, in connection therewith, shall deliver to each of the holders of the Notes (a) an executed joinder agreement to a Subsidiary Guaranty Agreement, (b) all such certificates, resolutions, legal opinions and other related items in form and substance satisfactory to the holders of the Notes and (c) all such amendments to this Agreement as may reasonably be deemed necessary by the holders of the Notes in order to reflect the existence of such additional Guaranty. The holders of the Notes agree to release the obligations of any Subsidiary under any Subsidiary Guaranty Agreement to which it is a party upon the request of the Company if and to the extent the corresponding guaranty given pursuant to the Senior Credit Agreement is released and discharged, provided that no Default or Event of Default has occurred and is continuing, and provided, further, that in the event any Subsidiary shall again become obligated under or with respect to any previously discharged guaranty pursuant to the terms and provisions of such guaranty or the Senior Credit Agreement, then the obligations of such Subsidiary under such Subsidiary Guaranty Agreement shall ipso facto again benefit the holders of the Notes.

     Section 5.28. Amendment or Waivers of Certain Documents: Restrictions Relating to Prepayment of the Notes. (a) The Company will not enter into any oral or written amendment, supplement, alteration, waiver or other modification of any of the terms or provisions of the Senior Credit Agreement or the Senior Security Documents if the effect or result of any such amendment, supplement, alteration, waiver or other modification is (1) to advance the date of any required prepayment or repayment of any Senior Indebtedness Liabilities, (2) to increase the interest rate payable in connection with the Senior Indebtedness Liabilities by an amount greater than 2.0% per annum over the rate payable on the Closing Date (other than the imposition of a default rate of interest), (3) to increase the amount of permitted Senior Indebtedness Liabilities above the sum of $84,000,000 plus $12,600,000, (4) to extend the term of the Senior Credit Agreement beyond August 5, 2006, or (5) to materially and adversely affect the interests of the holders of the Notes or of the Company, except that if any event of default shall exist under the Senior Credit Agreement, the terms of any amendment or modification (but not any refinancing) are permitted hereby to materially and adversely affect the interests of the Company if such amendment or modification is given in consideration of a waiver or forbearance in respect of such event of default. It is understood and agreed that any action permitted in this (S)5.28 shall not be deemed or construed to mean (and not asserted to the contrary by the Agent, the Senior Lenders or any replacement or replacements of any thereof) that the terms of this (S)5.28 constitute a consent to any postponement or other modification of the Company's obligation to make scheduled payments of principal and interest, including the Company's obligation to repay the Notes on the maturity date thereof, except as may be expressly provided in the circumstances set forth Section 6 hereof.

     Without limiting the foregoing, the Company will not enter into an extension, renewal, or refunding of the Senior Credit Agreement and the Senior Security Documents which would not otherwise be within and permitted by the limitations of this (S)5.28(a).

     (b) The Company will not enter into any oral or written amendment, supplement, alteration, waiver or other modification of any of the terms or provisions of the Seller Junior Subordinated Notes if the effect thereof is to:
(i) increase the interest rate on the Seller Junior Subordinated Notes, (ii) shorten or accelerate the dates upon which payments of principal or interest are due on such Seller Junior Subordinated Notes, (iii) change any event of default or add or make more restrictive any agreement of the Company with respect to such Seller Junior Subordinated Notes, (iv) change the subordination provisions thereof, or (v) change or amend any other term if such change or amendment would materially increase the obligations of the Company or confer additional material rights on the holder of such Seller Junior Subordinated Notes in a manner adverse to the Company, any of its Subsidiaries or the holders of the Notes.

     (c) The Company will not enter into any material amendment or other change to the Certificate of Incorporation or By-laws of the Company or to the terms and provisions of any agreement or other instrument constituting or relating to the capital stock of the Company in a manner adverse to, or which would reasonably be expected to be adverse to, the holders of the Notes or Warrants or which would, or would reasonably be expected to, adversely affect the Company's or any Subsidiary's ability to perform their respective obligations under the Note Documents.

     (d) The Company will not, directly or indirectly, enter into any restriction or limitation on its ability to prepay or repay the Notes other than restrictions set forth in the Senior Credit Agreement as in effect on the Closing Date, or restrictions no more onerous than those set forth in the Senior Credit Agreement on the Closing Date contained in any credit or loan agreement executed in connection with a permitted refinancing of such Senior Credit Agreement.

     (e) The Company will not enter into any agreement containing any provision which would be violated or breached by the performance of its obligations hereunder, under the Notes, the Warrants, the Series A Preferred Stock, the Stockholders Agreement, the Registration Rights Agreement or under any other instrument or document delivered or to be delivered by it hereunder or in connection herewith or which would violate or breach any provision hereof or thereof.

     Section 5.29. Reports and Rights of Inspection. The Company will keep, and will cause each Subsidiary to keep, proper books of record and account in which full and correct entries will be made of all dealings or transactions of, or in relation to, the business and affairs of the Company or such Subsidiary, in accordance with GAAP consistently applied (except for changes disclosed in the financial statements furnished to you pursuant to this (S)5.29 and concurred in by the independent public accountants referred to in (S)5.29(b)), and will furnish to you so long as you are the holder of any Note and to each other Institutional Holder of the then outstanding Notes (in duplicate if so specified below or otherwise requested):

          (a) Monthly Statements. As soon as available, but not later than thirty (30) days after the end of each fiscal month of each year, a copy of the unaudited consolidated and consolidating balance sheets of the Company and each of its Subsidiaries, and the related consolidated and consolidating statements of income, shareholders' equity and cash flows as of the end of such month and for the portion of the fiscal year then ended, all certified on behalf of Company by an appropriate Responsible Officer as being complete and correct and fairly presenting, in accordance with GAAP, the financial position and the results of operations of the Company and the Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosure;

          (b) Annual Statements. As soon as available, but not later than one hundred and five (105) days after the end of each Fiscal Year, a copy of the audited consolidated balance sheet of the Company as at the end of such year and the related consolidated statements of income or operations, shareholders' equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, and accompanied by the opinion of any "Big Five" or other nationally-recognized independent public accounting firm reasonably acceptable to the Required Holders which report shall state that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by such accountant of any material portion of the Company's or any Subsidiary's records;

          (c) Audit Reports. Promptly upon receipt thereof, copies of any reports submitted by the Company's certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of the Company made by such accountants, including any comment letters submitted by such accountants to management of the Company in connection with their services;

          (d) SEC and Other Reports. Promptly after the same are sent, copies of all financial statements and reports which the Company sends to its shareholders generally; and promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which the Company may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority and copies of any orders in any proceedings to which the Company or any of its Subsidiaries is a party, issued by any governmental agency, foreign, Federal or state, having jurisdiction over the Company or any of its Subsidiaries;

          (e) ERISA Reports. Promptly upon the occurrence thereof, written notice of any of the following if the same would reasonably be expected to have a Material Adverse Effect, together with a copy of any notice with respect to such event that may be required to be filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any member or its Controlled Group with respect to such event:

               (1)  an ERISA Event;

               (2) the adoption of any new Qualified Plan that is subject to Title IV of ERISA or Section 412 of the Code by any member of the Controlled Group;

               (3) the adoption of any amendment to a Qualified Plan that is subject to Title IV of ERISA or Section 412 of the Code, if such amendment results in a material increase in benefits or unfunded liabilities; or

               (4) the commencement of contributions by any member of the Controlled Group to any Qualified Plan that is subject to Title IV of ERISA or Section 412 of the Code;

          (f)  Officer's Certificates. Within the periods provided in paragraphs
     (a) and (b) above, a certificate of the chief financial officer of the Company stating that such officer has reviewed the provisions of this Agreement and setting forth: (1) the information and computations (in sufficient detail) required in order to establish whether the Company was in compliance with the requirements of (S)(S)5.6 through 5.18 at the end of the period covered by the financial statements then being furnished, and
     (2) whether there existed as of the date of such financial statements and whether, to the best of such officer's knowledge, there exists on the date of the certificate or existed at any time during the period covered by such financial statements any Default or Event of Default and, if any such condition or event exists on the date of the certificate, specifying the nature and period of existence thereof and the action the Company is taking and proposes to take with respect thereto;

          (g) Accountant's Certificates. Within the period provided in paragraph (b) above, a certificate of the accountants who render an opinion with respect to such financial statements, stating that they have reviewed this Agreement and stating further whether, in making their audit, such accountants have become aware of any Default or

     Event of Default under any of the terms or provisions of this Agreement insofar as any such terms or provisions pertain to or involve accounting matters or determinations, and if any such condition or event then exists, specifying the nature and period of existence thereof;

          (h) Management Reports. Together with each delivery of financial statements pursuant to paragraphs (a) and (b) above: (1) to the extent prepared by Company or its management, a management report, in reasonable detail, signed by the chief financial officer of the Company, describing the operations and financial condition of the Company and its Subsidiaries for the month and the portion of the Fiscal Year then ended (or for the fiscal year then ended in the case of annual financial statements), and (2) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the most recent projections for the current Fiscal Year delivered pursuant to paragraph (i) and discussing the reasons for any significant variations;

          (i) Projections. As soon as available and in any event no later than thirty (30) days subsequent to each Fiscal Year of the Company, projections of the Company's (and its Subsidiaries') consolidated and consolidating financial performance for the forthcoming Fiscal Year on a month by month basis;

          (j) Senior Credit Agreement Amendments. Subject to (S)5.28(a), as soon as possible and in event within 10 days of entering into a material change, modification, amendment, revision, waiver or consent to the Senior Credit Agreement or the Senior Security Documents, the Company shall provide written notice (together with copies of all executed instruments relating thereto) to the holders of the Notes of any such change, modification, amendment, revision, waiver or consent to the Senior Credit Agreement or the Senior Security Documents, as the case may be, along with such other information as may be necessary to explain the reason for such alteration, consent or waiver;

          (k) Senior Credit Agreement Deliveries. Simultaneously with the Company's delivery of reports, statements and other information required to be delivered pursuant to the Senior Credit Agreement, the Company shall deliver to the holders of the Notes copies of such reports, statements and other information, without duplication with that which has been delivered to the Senior Lenders in accordance with the terms thereof;

          (l) Disclosure Schedules. Annually, concurrently with the Company's delivery of the projections under paragraph (i) above, the Company shall supplement in writing and deliver to the holders of the Notes revisions of and supplements to the Schedules hereto related to Exhibit D hereof to the extent necessary to disclose new or changed facts or circumstances after the Closing Date; provided that delivery or receipt of such subsequent disclosure shall not constitute a waiver by the holders of the Notes or a cure of any Default or Event of Default resulting in connection with the matters disclosed;

          (m) Notices. Promptly upon the occurrence thereof, written notice of any of the following:

               (1) the occurrence or existence of any Default or Event of Default, or any event or circumstance that foreseeably will become a Default or Event of Default under (S)5.7 through (S)5.18;

               (2) any breach or non-performance of, or any default under, any Contractual Obligation of the Company or any of its Subsidiaries, or any violation of, or non-compliance with, any Requirement of Law (in each case, after the expiration of all applicable notice, grace and cure periods), which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, the Company or such Subsidiary has taken, is taking or proposes to take in respect thereof;

               (3) any dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Company or any of its Subsidiaries and any Governmental Authority which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect;

               (4) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary (i) in which the amount of damages claimed is $500,000 (or its equivalent in another currency or currencies) or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement, the Notes or the Warrant;

               (5) any of the following if the same would reasonably be expected to have a Material Adverse Effect: (i) any enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Company or any of its Subsidiaries or any of their respective properties pursuant to any applicable Environmental Laws, (ii) any other Environmental Claims, and (iii) any environmental or similar condition on any real property adjoining the property of the Company or any Subsidiary that would reasonably be anticipated to cause Company's or any of its Subsidiaries' property or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use of such property under any Environmental Laws;

               (6) any Material Adverse Effect subsequent to the date of the most recent audited financial statements of the Company delivered to the holders of the Notes pursuant to this Agreement;

               (7) any material change in accounting policies or financial reporting practices by the Company or any of its Subsidiaries;

               (8) any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving the Company or any of its Subsidiaries if the same could reasonably be expected to have a Material Adverse Effect; and

               (9) the creation, establishment or acquisition of any Subsidiary; and

          (n) Requested Information. Promptly, such additional business, financial, corporate affairs and other information as the holders of the Notes may from time to time reasonably request.

The Company will also permit you, so long as you are the holder of any Note, and each Institutional Holder of the then outstanding Notes (or such Persons as either you or such Institutional Holder may designate), to visit and inspect, under the Company's guidance, any of the properties of the Company or any Subsidiary, to examine all of their books of account, records, reports and other papers, to make copies and extracts therefrom and to discuss their respective affairs, finances and accounts with their respective officers, employees, and independent public accountants (and by this provision the Company authorizes said accountants to discuss with you the finances and affairs of the Company and its Subsidiaries), all at such reasonable times and as often as may be reasonably requested. Any visitation shall be at the sole expense of you or such Institutional Holder and shall not be undertaken more than once in each calendar year, unless a Default or Event of Default shall have occurred and be continuing or the holder of any Note or of any other evidence of Indebtedness of the Company or any Subsidiary gives any written notice or takes any other action with respect to a claimed default, in which case, the frequency of such visitation and inspections shall not be limited and any such visitation or inspection shall be at the sole expense of the Company.

     Without limiting the foregoing, the Company agrees that The Northwestern Mutual Life Insurance Company and each other Institutional Holder of not less than 30% of the aggregate principal amount of the then outstanding Notes, shall have the right to receive all notices of, and to attend (either in person or by telephonic conference), at the expense of such holders of the Notes, all meetings of the Company's Board of Directors and any committees thereof and each such Person shall be entitled to receive copies of all minutes of such meetings, together with copies of any items distributed to the members of the Board of Directors, whether or not such Person attends any such meeting.

     Section 5.30. Agreement during Standstill Period. The Company agrees that, so long as any Standstill Period shall be in effect, the Company will not, and will not permit any Subsidiary to, sell, transfer or otherwise dispose of any assets, or enter into or be a party to any transaction or agreement relating to the sale, transfer or other disposition of any assets, other than dispositions of assets made in compliance with the terms of Section 5.2(a) of the Senior Credit Agreement as in effect on the Closing Date.

Section 6.  Subordination of Subordinated Indebtedness Liabilities.

     The Subordinated Indebtedness Liabilities shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to the prior payment in full in cash (or in a manner satisfactory to the holders of Senior Indebtedness Liabilities, in their sole discretion) of all Senior Indebtedness Liabilities, whether now outstanding or hereafter incurred:

          (a) In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization, arrangement or other similar proceedings in connection therewith, relative to the Company, any of its Subsidiaries or to its or their creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding-up of the Company or any of its Subsidiaries, whether or not involving insolvency or bankruptcy, then the holders of Senior Indebtedness Liabilities shall be entitled to receive from the Company and its Subsidiaries payment in full of all Senior Indebtedness Liabilities owed thereby in cash or other property acceptable to the holders of the Senior Indebtedness Liabilities in their sole discretion (or to have such payment duly provided for in a manner satisfactory to the holders of said Senior Indebtedness Liabilities in their sole discretion) before the holders of the Subordinated Indebtedness Liabilities are entitled to receive any payment from the Company or its Subsidiaries in respect of the Subordinated Indebtedness Liabilities owed thereby, and to that end the holders of Senior Indebtedness Liabilities shall be entitled to receive for application in payment thereof any payment or distribution of any kind or character, whether in cash or property or Securities, which may be payable or deliverable in any such proceedings in respect of the Subordinated Indebtedness Liabilities, excepting only Securities which are in all respects subordinate and junior in right of payment to the payment in full in cash (or in a manner satisfactory to the holders of Senior Indebtedness Liabilities, in their sole discretion) of all Senior Indebtedness Liabilities upon terms substantially similar to those contained in this Agreement.

          (b) Upon the happening of any Senior Indebtedness Payment Default, the Company shall not be permitted to make and the holders of the Subordinated Indebtedness Liabilities shall not be entitled to receive, any payment on account thereof during the period beginning on the date such Senior Indebtedness Payment Default shall occur and ending upon the earliest of (1) the date such Senior Indebtedness Payment Default has been waived in writing by the holders of the related Senior Indebtedness Liabilities, (2) the date on which notice that such Senior Indebtedness Payment Default shall have ceased to exist is given by any holder of the related Senior Indebtedness Liabilities to the Company and the holders of the Subordinated Indebtedness Liabilities, and (3) the date on which such Senior Indebtedness Payment Default has been cured or shall have ceased to exist. Upon the expiration of any period during which payments to the holders of Subordinated Indebtedness Liabilities were withheld pursuant to this paragraph (b), but subject to the provisions of paragraph (c) below, the Company shall promptly make all payments to the holders of Subordinated Indebtedness Liabilities so withheld.

          (c) Upon the happening of any Senior Indebtedness Material Covenant Event of Default and the giving of written notice thereof by the Required Lenders or an authorized agent of such Required Lenders to the holders of the Subordinated Indebtedness Liabilities and to the Company in the manner provided in (S)10.6 hereof (the date on which both such conditions have been satisfied being herein referred to as a "Covenant Default Blockage Commencement Date"), then the Company shall not be permitted to make and the holders of the Subordinated Indebtedness Liabilities shall not be entitled to receive any payment on account thereof during the period beginning on the Covenant Default Blockage Commencement Date and ending upon the earliest of (1) the date such Senior Indebtedness Material Covenant Event of Default has been waived in writing by the Required Lenders or by an authorized agent for the Required Lenders, (2) the date on which notice that such Senior Indebtedness Material Covenant Event of Default shall have ceased to exist is given by the Required Lenders or an authorized agent of such Required Lenders to the Company and the holders of the Subordinated Indebtedness Liabilities, and (3) the date on which such Senior Indebtedness Material Covenant Event of Default has been cured; provided, however, that (i) no more than two blockage periods under this paragraph (c) may occur during any period of 365 consecutive days, (ii) blockage periods under this paragraph (c) shall not be in effect in the aggregate for more than 179 days during any period of 365 consecutive days, and (iii) no facts or circumstances constituting a Senior Indebtedness Material Covenant Event of Default existing on any Covenant Default Blockage Commencement Date may be used as a basis for any subsequent blockage period unless cured. Upon the expiration of any period during which payments to the holders of Subordinated Indebtedness Liabilities were withheld pursuant to this paragraph (c), but subject to the provisions of paragraph (b) above, the Company shall promptly make all payments to the holders of Subordinated Indebtedness Liabilities so withheld. It is understood and agreed that if a blockage period under this paragraph (c) is commenced in connection with a Senior Indebtedness Material Covenant Event of Default resulting from the failure of the Company to deliver financial statements, and upon the delivery of such financial statements, the existence of a Senior Indebtedness Material Covenant Event of Default is confirmed under Article VI of the Senior Credit Agreement, then the blockage period commenced in connection with the failure to deliver financial statements, coupled with a blockage period commenced promptly following the confirmation of the Senior Indebtedness Material Covenant Event of Default reflected in the such financial statements, shall constitute a single blockage period for purposes of this paragraph (c).

          (d) In reliance on and so long as the Company is in compliance with the provisions of (S)5.30 hereof, no holder of Subordinated Indebtedness Liabilities shall commence judicial enforcement of any of the rights and remedies under this Agreement, the Notes or any other document or instrument pertaining thereto, including, without limitation, the initiation of any insolvency, bankruptcy, liquidation, readjustment, reorganization or other similar proceedings relative to the Company or its property or any Subsidiary, unless prior thereto a period of 90 days shall have expired, which period shall have commenced on the earlier of (1) the date on which such holder of Subordinated Indebtedness Liabilities shall have provided the holders of Senior Indebtedness Liabilities (or, if the holders of Senior Indebtedness Liabilities have an authorized agent, then to such authorized agent) with written notice of the Event of Default giving rise to any such remedy, suit or proceeding and (2) the date on which an Event of Default arising under (S)7.1(a) or (b) shall have occurred; provided, however, that the restrictions contained in this paragraph (d) shall not apply with respect to the Company (i) to the extent necessary to prevent the expiration of any applicable statute of limitations or similar law, or (ii) after the earliest to occur of (x) the commencement of any insolvency, bankruptcy, receivership, liquidation or reorganization proceedings or arrangements relative to the Company or any Subsidiary (other than any such proceeding or arrangement initiated by any holder of Subordinated Indebtedness Liabilities), (y) the acceleration of all or any portion of the Senior Indebtedness Liabilities or (z) the initiation by any holder of Senior Indebtedness Liabilities of any suit, action or proceeding in the nature of a foreclosure to enforce any rights, powers or remedies of the holders of the Senior Indebtedness Liabilities with respect thereto.

          (e) In the event that any holder of Subordinated Indebtedness Liabilities shall obtain any cash or other assets of the Company, whether by voluntary action of the Company, as a result of any administrative, legal or equitable action, or otherwise, in violation of the provisions of this Agreement, such holder of Subordinated Indebtedness Liabilities shall pay, deliver and assign to, the holders of the Senior Indebtedness Liabilities such cash or assets for application to the Senior Indebtedness Liabilities within thirty Business Days of (1) in the case of any payment received by the holders of Subordinated Indebtedness Liabilities when a Senior Indebtedness Payment Default exists, if such holder of Subordinated Indebtedness Liabilities is notified in writing of such fact by the holders of the Senior Indebtedness Liabilities within 45 days of receipt of such cash or other assets by such holder, and (2) in the case of any other payment received in violation of this Agreement, if such holder of Subordinated Indebtedness Liabilities is notified in writing of such fact within 45 days of receipt by the holders of Senior Indebtedness Liabilities of knowledge of the receipt by the holders of Subordinated Indebtedness Liabilities of such cash or other assets.

          (f) The Company will give prompt written notice to the holders of Subordinated Indebtedness Liabilities of any default under any Senior Indebtedness Liabilities and, in the event of any default, shall provide to the holders of the Subordinated Indebtedness Liabilities the names and addresses of the holders of the Senior Indebtedness Liabilities, and the name and address of any agent acting on their behalf.

          (g) The Company and the holders of Subordinated Indebtedness Liabilities will not amend, supplement, alter, waive or otherwise modify any of the terms or provisions of this Agreement, the Warrants or the Notes without the prior written consent of the Senior Lenders if the effect or result of any such amendment, supplement, alteration, waiver or other modification is (1) to advance the date of any required prepayment or repayment of any Subordinated Indebtedness Liabilities or any interest payment related thereto, (2) to increase the interest rate or default rate payable in connection with the Subordinated Indebtedness Liabilities, (3) to increase the maximum principal amount of Subordinated Indebtedness Liabilities (other than in connection with the capitalization of interest) or to add a put with respect to the Warrant or Warrant Shares, (4) to make more restrictive any Event of Default or any covenants contained therein or to add any Event of Default or covenant to this Agreement as in effect on the Closing Date except changes which are more restrictive to the same degree that corresponding changes are made to the Senior Credit Agreement in accordance with (S)5.28(a) hereof, (5) to amend any term or provision of Section 6 (or any definition used in Section
     6) or (6) to change or amend any other term of this Agreement if such change or amendment would result in a Default or an Event of Default under the Senior Credit Agreement, increase the obligations of the Company or any Subsidiary Guarantor or confer additional material rights on the holders of Subordinated Indebtedness Liabilities in a manner materially adverse to the Company, any such Subsidiary Guarantor or the holders of Senior Indebtedness Liabilities.

     No right of any present or future holder of any Senior Indebtedness Liabilities of the Company to enforce subordination as herein provided shall at any time or in any way be prejudiced or impaired by any failure to act on the part of the holders of any Senior Indebtedness Liabilities or the Company, or by any noncompliance by the Company with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof that any such holder of Senior Indebtedness Liabilities may have or be otherwise charged with.

     The provisions hereof are solely for the purpose of defining the relative rights of the holders of Senior Indebtedness Liabilities, on the one hand, and the holders of the Subordinated Indebtedness Liabilities, on the other hand, and nothing herein shall impair, as between the Company and the holders of the Subordinated Indebtedness Liabilities, the obligation of the Company, which is unconditional and absolute, to pay to the holders of the Subordinated Indebtedness Liabilities the entire amount thereof in accordance with the terms of the Notes and this Agreement, nor shall anything herein prevent the holder of any Subordinated Indebtedness Liabilities from exercising all remedies otherwise permitted by applicable law or under this Agreement or the Notes upon default under this Agreement or the Notes, subject to the rights, if any, of holders of Senior Indebtedness Liabilities as herein provided. In furtherance and not in limitation of the foregoing provision, no provision of this Agreement shall prevent or be deemed or construed to prevent any holder of Subordinated Indebtedness Liabilities from accelerating the maturity thereof in accordance with the provisions of (S)7.3 hereof.

     Upon payment in full of the Senior Indebtedness Liabilities in cash or other property acceptable to the holders of the Senior Indebtedness Liabilities in their sole discretion, and in the event cash or other property otherwise payable to the holders of Subordinated Indebtedness Liabilities shall have in fact been applied pursuant to this Agreement to the Senior Indebtedness Liabilities, then the holders of the Subordinated Indebtedness Liabilities shall be subrogated to the rights of the holders of the Senior Indebtedness Liabilities to receive payments or distributions of assets of the Company made on or in respect of Senior Indebtedness Liabilities until all amounts constituting Subordinated Indebtedness Liabilities and all other amounts payable to the holders of the Subordinated Indebtedness Liabilities shall be paid in full, and, for the purposes of such subrogation, no payments to the holders of Senior Indebtedness Liabilities of any cash, property, stock or obligations to which the holders of the Subordinated Indebtedness Liabilities would be entitled shall, as between the Company, its creditors (other than the holders of Senior Indebtedness Liabilities) and the holders of the Subordinated Indebtedness Liabilities, be deemed to be a payment by the Company to or on account of Senior Indebtedness Liabilities.

     In the event of any of the proceedings referred to in subparagraph (a) above, if any holder of Subordinated Indebtedness Liabilities has not filed any claim, proof of claim or other instrument of similar character necessary to enforce the obligations of the Company in respect of the Subordinated Indebtedness Liabilities held by such holder within 30 days before the expiration of the time to file the same, then and in such event, but only in such event, any holder of the Senior Indebtedness Liabilities may notify such holder in the manner provided in (S)10.6 of such fact and that such holder of the Senior Indebtedness Liabilities may, if such claim, proof of claim or other instrument of similar character is not so filed by such holder of Subordinated Indebtedness Liabilities at least 15 days before the expiration of the time to file the same, as an attorney-in-fact for such holder of Subordinated Indebtedness Liabilities, file any claim, proof of claim or such other instrument of similar character on behalf of such holder of Subordinated Indebtedness Liabilities. At any time within 10 days prior to the expiration of the time to file such claim, proof of claim or other instrument, if such holder of Subordinated Indebtedness Liabilities has not so filed the same, the holder of the Senior Indebtedness Liabilities which has complied with the notice provisions in the immediately preceding sentence may, then, as attorney-in-fact for such holder of Subordinated Indebtedness Liabilities and at its sole expense, file such claim, proof of claim or other instrument and such holder of Subordinated Indebtedness Liabilities, by such holder's acceptance of such holder's Notes, appoints such holder of the Senior Indebtedness Liabilities as an attorney-in-fact for such holder of Subordinated Indebtedness Liabilities, to so file any claim, proof of claim or such other instrument of similar character. Notwithstanding the foregoing, the holder of Subordinated Indebtedness Liabilities shall nevertheless retain all rights to enforce such claim, proof of claim or other instrument in its capacity as the holder of such Subordinated Indebtedness Liabilities.

     By its acceptance of any Note, each holder of the Subordinated Debt Liabilities evidenced thereby acknowledges and agrees that:

          (i) the holders of Senior Indebtedness Liabilities have relied on the terms and provisions of this Section 6 in executing and delivering the Senior Credit Agreement and in making the extensions of credit contemplated thereby and shall continue to rely on such terms and provisions in making extensions of credit from time to time pursuant to the Senior Credit Agreement, and the provisions of this Section 6 are for the benefit of and may be enforced by the holders of the Senior Indebtedness Liabilities;

          (ii) the holders of Subordinated Indebtedness Liabilities will not amend the provisions of this (S)6 (or any definition used in this (S)6) without the prior written consent of the Required Lenders; and

          (iii) the holders of the Subordinated Indebtedness Liabilities will not challenge the validity or enforceability of the subordination provisions contained in this (S)6.

Section 7.  Events of Default and Remedies Therefor

     Section 7.1. Events of Default. Any one or more of the following shall constitute an "Event of Default" as such term is used herein:

          (a) Default shall occur in the payment of interest on any Note when the same shall have become due and such default shall continue for more than five days; or

          (b) Default shall occur in the making of any required prepayment on any of the Notes as provided in (S)2.1; or

          (c) Default shall occur in the making of any payment of the principal of any Note or premium, if any, thereon at the expressed or any accelerated maturity date or at any date fixed for prepayment; or

          (d) Default shall occur in the observance or performance of any covenant or agreement contained in (S)5.7 through (S)5.18; or

          (e) Default shall occur in the observance or performance of any other provision of this Agreement which is not remedied within 30 days after the earlier of (1) the day on which a Responsible Officer of the Company first obtains knowledge of such default, or (2) the day on which written notice thereof is given to the Company by the holder of any Note; or

          (f) Default or the happening of any event shall occur in the observance or performance of any covenant or agreement under the Senior Credit Agreement or any Senior Security Document and such default or event shall have resulted in the acceleration of the maturity of the Indebtedness of the Company outstanding thereunder; or

          (g) Default shall be made in the payment when due (whether by lapse of time, by declaration, by call for redemption or otherwise) of the principal of or interest on any Indebtedness for borrowed money (other than the Notes and other than Senior Indebtedness due and owing under the Senior Credit Agreement, provision for which is made in clause (f) of this (S)7.1) of the Company or any Subsidiary aggregating in excess of $1,000,000 and such default shall continue beyond the period of grace, if any, allowed with respect thereto; or

          (h) Default or the happening of any event shall occur under any indenture, agreement or other instrument under which any Indebtedness for borrowed money (other than the Notes and other than Senior Indebtedness due and owing under the Senior Credit Agreement, provision for which is made in clause (f) of this (S)7.1) of the Company or any Subsidiary aggregating in excess of $1,000,000 may be issued and such default or event shall continue for a period of time sufficient to permit the acceleration of the maturity of any Indebtedness for borrowed money of the Company or any Subsidiary outstanding thereunder; or

          (i) Any representation or warranty made by the Company herein, or made by the Company or any Subsidiary Guarantor in any statement or certificate furnished by the Company or any Subsidiary Guarantor in connection with the consummation of the issuance and delivery of the Notes, the Warrants or the Subsidiary Guaranty Agreements or furnished by the Company or any Subsidiary Guarantor pursuant hereto, is untrue in any material respect as of the date of the issuance or making thereof; or

          (j) Any Subsidiary Guaranty Agreement shall cease to be in full force and effect for any reason, including without limitation a determination by any governmental body or court that such agreement is invalid, void or unenforceable, or any Subsidiary Guarantor shall contest or deny in writing the validity or enforceability of any of its obligations under its Subsidiary Guaranty Agreement; or

          (k) (i) Final judgment or judgments, non-interlocutory orders, decrees or arbitration awards for the payment of money aggregating in excess of $500,000 (after excluding from such amount that portion thereof, if any, covered by insurance for which the insurer has not denied its liabilities in respect thereof) is or are outstanding against the Company or any Subsidiary or against any property or assets of either and any one of the same has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 30 days from the date of its entry, or (ii) any non-monetary judgment, order or decree shall be rendered against the Company or any of its Subsidiaries, or the Company or any of its Subsidiaries shall lose export privileges, in any such instance which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment, order or decree, by reason of a pending appeal or otherwise, shall not be in effect; or

          (l) A custodian, liquidator, trustee or receiver is appointed for the Company or any Subsidiary or for the major part of the property of either and is not discharged within 60 days after such appointment; or

          (m) The Company or any Subsidiary becomes insolvent or bankrupt, is generally not paying its debts as they become due or makes an assignment for the benefit of creditors, or the Company or any Subsidiary applies for or consents to the appointment of a custodian, liquidator, trustee or receiver for the Company or such Subsidiary or for the major part of the property of either; or

          (n) Bankruptcy, reorganization, arrangement or insolvency proceedings, or other proceedings for relief under any bankruptcy or similar law or laws for the relief of debtors, are instituted by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary, are consented to or are not dismissed within 60 days after such institution.

     Section 7.2. Notice to Holders. When any Event of Default described in the foregoing (S)7.1 has occurred, or if the holder of any Note or of any other evidence of Indebtedness for borrowed money of the Company gives any notice or takes any other action with respect to a claimed default, the Company agrees to give notice within three Business Days of such event to all holders of the Notes and the Warrants then outstanding.

     Section 7.3. Acceleration of Maturities. When any Event of Default described in paragraph (a), (b) or (c) of (S)7.1 has happened and is continuing, any holder of any Note may, by notice in writing sent to the Company in the manner provided in (S)10.6, declare the entire principal and all interest accrued on such Note to be, and such Note shall thereupon become forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in paragraphs (a) through (k), inclusive, of said (S)7.1 has happened and is continuing, the holder or holders of 51% or more of the principal amount of the Notes at the time outstanding may, by notice in writing to the Company in the manner provided in (S)10.6, declare the entire principal and all interest accrued on all Notes to be, and all Notes shall thereupon become, forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. When any Event of Default described in paragraph (l), (m) or (n) of (S)7.1 has occurred, then all outstanding Notes shall immediately become due and payable without presentment, demand or notice of any kind. Upon the Notes becoming due and payable as a result of any Event of Default as aforesaid, the Company will forthwith pay to the holders of the Notes the entire principal and interest accrued on the Notes and, to the extent not prohibited by applicable law, an amount as liquidated damages for the loss of the bargain evidenced hereby (and not as a penalty) equal to 5% of the principal amount of the outstanding Notes. No course of dealing on the part of the holder or holders of any Notes nor any delay or failure on the part of any holder of Notes to exercise any right shall operate as a waiver of such right or otherwise prejudice such holder's rights, powers and remedies. The Company further agrees, to the extent permitted by law, to pay to the holder or holders of the Notes all costs and expenses incurred by them in the collection of any Notes upon any default hereunder or thereon, including reasonable compensation to such holder's or holders' attorneys for all services rendered in connection therewith.

     Section 7.4. Rescission of Acceleration. The provisions of (S)7.3 are subject to the condition that if the principal of and accrued interest on all or any outstanding Notes have been declared immediately due and payable by reason of the occurrence of any Event of Default described in paragraphs (a) through
(k), inclusive, of (S)7.1, the holders of 51% in aggregate principal amount of the Notes then outstanding may, by written instrument filed with the Company, rescind and annul such declaration and the consequences thereof, provided that at the time such declaration is annulled and rescinded:

               (a) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement;

               (b) all arrears of interest upon all the Notes and all other sums payable under the Notes and under this Agreement (except any principal, interest or premium on the Notes which has become due and payable solely by reason of such declaration under (S)7.3) shall have been duly paid; and

               (c) each and every other Default and Event of Default shall have been made good, cured or waived pursuant to (S)7.1;

and provided further, that no such rescission and annulment shall extend to or affect any subsequent Default or Event of Default or impair any right consequent thereto.

Section 8.  Amendments, Waivers and Consents.

     Section 8.1. Consent Required. Any term, covenant, agreement or condition of this Agreement may, with the consent of the Company, be amended or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), if the Company shall have obtained the consent in writing of the holders of at least 51% in aggregate principal amount of outstanding Notes; provided that without the written consent of the holders of all of the Notes then outstanding, no such amendment or waiver shall be effective (a) which will change the time or amount of any payment (including any payment required by (S)2.1) of the principal of or the interest on any Note or change the principal amount thereof or change the rate of interest thereon, or
(b) which will change any of the provisions with respect to optional prepayments, or (c) which will change the percentage of holders of the Notes required to consent to any such amendment or waiver of any of the provisions of this (S)8 or (S)7.

     Section 8.2. Solicitation of Holders. So long as there are any Notes outstanding, the Company will not solicit, request or negotiate for or with respect to any proposed waiver or amendment of any of the provisions of this Agreement or the Notes unless each holder of Notes (irrespective of the amount of Notes then owned by it) shall be informed thereof by the Company and shall be afforded the opportunity of considering the same and shall be supplied by the Company with sufficient information to enable it to make an informed decision with respect thereto. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any holder of Notes as consideration for or as an inducement to entering into by any holder of Notes or Warrants of any waiver or amendment of any of the terms and provisions of this Agreement, the Notes or the Warrants unless such remuneration is concurrently offered, on the same terms, ratably to the holders of all Notes and Warrants then outstanding. Promptly and in any event within 30 days of the date of execution and delivery of any such waiver or amendment, the Company shall provide a true, correct and complete copy thereof to each of the holders of the Notes and the Warrants.

     Section 8.3. Effect of Amendment or Waiver. Any such amendment or waiver shall apply equally to all of the holders of the Notes and shall be binding upon them, upon each future holder of any Note and upon the Company, whether or not such Note shall have been marked to indicate such amendment or waiver. No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

Section 9.  Interpretation of Agreement; Definitions.

     Section 9.1. Definitions. Unless the context otherwise requires, the terms hereinafter set forth when used herein shall have the following meanings and the following definitions shall be equally applicable to both the singular and plural forms of any of the terms herein defined:

     "Acquiring Person" shall mean a "person" or "group of persons" within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended.

     "Acquisition" shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition, of in excess of fifty percent (50%) of the capital stock, partnership interests or equity of any Person or otherwise causing any Person to become a Subsidiary of the Company, or (c) a merger or consolidation or any other combination with another Person.

     "Affiliate" shall mean any Person (other than a Subsidiary) (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company, (b) which beneficially owns or holds 5% or more of any class of the Voting Stock of the Company or (c) 5% or more of the Voting Stock (or in the case of a Person which is not a corporation, 5% or more of the equity interest) of which is beneficially owned or held by the Company or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise.

     "Agent" shall mean the Agent of the Senior Lenders under the Senior Credit Agreement and the Senior Security Documents.

     "Agreement" shall mean this Note Agreement.

     "Business Day" shall mean any day other than a Saturday, Sunday or other day on which banks in New York, New York or Chicago, Illinois are required by law to close or are customarily closed.

     "Capital Expenditures" shall mean, for any period, the sum of all expenditures made, directly or indirectly, by the Company and its Subsidiaries during such period that have been or should be capitalized in accordance with GAAP.

     "Capital Lease" shall mean any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

     "Capital Lease Obligations" shall mean all monetary obligations of the Company or any of its Subsidiaries under any Capital Leases.

     "Cash Equivalents" shall mean: (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof having maturities of not more than six (6) months from the date of acquisition; (b) certificates of deposit, time deposits, repurchase agreements, reverse repurchase agreements, or bankers' acceptances, having in each case a tenor of not more than six (6) months, issued by any Senior Lender, or by any U.S. commercial bank or any branch or agency of a non-U.S. bank licensed to conduct business in the U.S. having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service Inc. and in either case having a tenor of not more than three (3) months; (d) investments in money market mutual funds having assets in excess of $1,000,000,000.00 or more substantially all of the assets of which are comprised of securities of the types described in clauses (a) through (c) above.

     "Cash Flow" shall mean, with respect to any period, (a) EBITDA of the Company and its Subsidiaries for such period less (b) that portion of the Capital Expenditures made by the Company and its Subsidiaries during such period which are financed under Capital Leases or other Indebtedness incurred or assumed by the Company or any Subsidiary (excluding Indebtedness consisting of draws under the Company's revolving loan facility).

     "Change of Control" shall mean the earliest date on which (a) prior to the Initial Public Offering, Wind Point Partners ceases to maintain in the aggregate a direct or indirect beneficial equity interest in the Company at least equal to 40% of the aggregate equity interests of the Company, or (b) subsequent to the Initial Public Offering, Wind Point Partners ceases to maintain in the aggregate a direct or indirect beneficial equity interest in the Company at least equal to 33% of the aggregate equity interests of the Company, (c) prior to the Initial Public Offering, Wind Point Partners (i) fails to own beneficially, directly or indirectly, capital stock representing voting control of the Company or (ii) ceases to have the right, either through the ownership of voting securities or by contract, to designate or approve a majority (or such greater percentage as shall constitute control) of the members of the board of directors of the Company, or (d) Wind Point Partners cease to have a cash equity investment in the Company of at least $22,750,000, in each instance, in (a), (b), (c) and (d) free and clear of all Liens, rights, options, warrants or other similar agreements or understandings, other than Liens in favor of the Agent for the benefit of the Agent and the Senior Lenders.

     "Change of Control Delayed Prepayment Date" shall have the meaning assigned thereto in (S)2.4(b)(1).

     "Change of Control Prepayment Date" shall have the meaning assigned thereto in (S)2.4(a).

     "Closing Date" shall have the meaning specified in (S)1.6.

     "Code" shall mean the Internal Revenue Code of 1986, as amended, and the regulations from time to time promulgated thereunder.

     "Common Stock" shall mean and include any class of capital stock of any corporation now or hereafter authorized, the right of which to share in distributions of either earnings or assets of such corporation is without limit as to any amount or percentage.

     "Company" shall mean Worldwide Sports & Recreation, Inc., a Delaware corporation, and any Person who succeeds to all, or substantially all, of the assets and business of Worldwide Sports & Recreation, Inc.

     "Company Notice" shall have the meaning assigned thereto in (S)2.4(a).

     "Company Payout Letters" shall mean those certain letters dated the Closing Date from The First National Bank of Chicago and Pexco Holdings, Inc., addressed to the Company and the Purchaser setting forth in reasonable detail a description of the unpaid principal amount of and accrued interest and all other amounts, if any, due and owing to such Persons and otherwise in form and substance satisfactory to the Purchaser and their special counsel.

     "Consolidated Net Income" shall mean, for any period, net income (or loss) for the applicable period of measurement of the Company and its Subsidiaries on a consolidated basis determined in accordance with GAAP, but excluding: (a) the income (or loss) of any Person which is not a Subsidiary of the Company, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Subsidiaries in cash by such Person during such period and the payment of dividends or similar distributions by that Subsidiary is not at the time prohibited by operation of the terms of its charter or of any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary; (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Company or is merged into or consolidated with the Company or any of its Subsidiaries or that Person's assets are acquired by the Company or any of its Subsidiaries; (c) the proceeds of any life insurance policy; (d) gains (but not losses) from the sale, exchange, transfer or other disposition of Property or assets not in the Ordinary Course of Business of the Company and its Subsidiaries, and relaxed tax effects in accordance with GAAP; and (e) any other extraordinary or non-recurring gains (but not losses) of the Company or its Subsidiaries, and related tax effects in accordance with GAAP.

     "Contingent Obligation" shall mean, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (i) with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under any Hedging Contracts; (iv) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or
(v) for the obligations of another through any agreement to purchase, repurchase or otherwise acquire such obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.

     "Contractual Obligations" shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

     "Controlled Group" shall mean the Company and all Persons (whether or not incorporated) under common control or treated as a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code.

     "Covenant Default Blockage Commencement Date" shall have the meaning assigned thereto in (S)6(c).

     "Default" shall mean any event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, constitute an Event of Default.

     "EBITDA" shall mean, for any period, the sum of (a) Consolidated Net Income of the Company and its Subsidiaries during such period plus (b) all amounts deducted from Consolidated Net Income during such period for depreciation and amortization, plus (c) Net Interest Expense deducted from Consolidated Net Income for such period, plus (d) all provisions for accrued taxes on or measured by income made by the Company and its Subsidiaries during such period, to the extent deducted in the determination of Consolidated Net Income, plus (e) any extraordinary losses or losses from discontinued operations for such period, to the extent such losses reduce Consolidated Net Income for such period, plus (f) all permitted management fees to Wind Point Investors, L.L.C. and/or Wind Point Investors IV, L.P. during such period, to the extent deducted in the determination of Consolidated Net Income, plus (g) legal fees paid in connection with the Export Investigation and Related Claims (as defined in the WSR Merger Documentation) during such period, to the extent deducted in the determination of Consolidated Net Income, plus (h) a one time add-back not to exceed $900,000 in the aggregate for severance costs incurred in calendar year 1999, plus (i) non-recurring out-of-pocket third party expenses incurred in connection with the WSR Merger and related transactions, including consulting fees, investment banking fees, accountants fees and legal fees paid during such period, to the extent deducted in the determination of Consolidated Net Income, and minus (j) all reimbursements received by the Company, including by way of set-off, through indemnification or by insurance, of legal fees incurred by the Company in connection with the Export Investigation and Related Claims, to the extent such legal fees were included in the calculation of EBITDA for the then current year or any prior period.

     For purposes of (S)5.8, EBITDA for any month set forth below included within any trailing twelve month period ending on or before June 30, 2000, shall be deemed to equal the amount set forth below for such month:

       Month                                    EBITDA
     June, 1999                               $1,487,000

     May, 1999                                   852,000

        Month                                   EBITDA
     April, 1999                               1,475,000

     March, 1999                                 475,000

     February, 1999                             (167,000)

     January, 1999                              (113,000)

     December, 1998                            1,609,000

     November, 1998                            1,583,000

     October, 1998                             3,203,000

     September, 1998                           2,956,000

     August, 1998                              2,577,000

     "Environmental Claims" shall mean all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental, placement, spills, leaks, discharges, emissions or releases) of any Hazardous Substance at, in, or from property, whether or not owned by the Company.

     "Environmental Law" shall mean any international, federal, state or local statute, law, regulation, order, consent decree, judgment, permit, license, code, covenant, deed restriction, common law, treaty, convention, ordinance or other requirement relating to public health, safety or the environment, including, without limitation, those relating to releases, discharges or emissions to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use and handling of polychlorinated biphenyls or asbestos, to the disposal, treatment, storage or management of hazardous or solid waste, or Hazardous Substances or crude oil, or any fraction thereof, or to exposure to toxic or hazardous materials, to the handling, transportation, discharge or release of gaseous or liquid Hazardous Substances and any regulation, order, notice or demand issued pursuant to such law, statute or ordinance, in each case applicable to the property of the Company and its Subsidiaries or the operation, construction or modification of any thereof, including without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transportation Act, as amended, the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1976, the Safe Drinking Water Control Act, the Clean Air Act of 1966, as amended, the Toxic Substances Control Act of 1976, the Emergency Planning and Community Right-to-Know Act of 1986, the National Environmental Policy Act of 1975, the Oil Pollution Act of 1990 and any similar or implementing state law, and any state statute and any further amendments to these laws providing for financial responsibility for cleanup or other actions with respect to the release or threatened release of Hazardous Substances or crude oil, or any fraction thereof, and all rules, regulations, guidance documents and publications promulgated thereunder.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

     "ERISA Affiliate" shall mean any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in Section 414(b) and 414(c), respectively, of the Code or Section 4001 of ERISA.

     "ERISA Event" shall mean (a) a Reportable Event with respect to a Qualified Plan or a Multiemployer Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Qualified Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA); (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA or the commencement of proceedings by the PBGC to terminate a Qualified Plan or Multiemployer Plan subject to Title IV of ERISA; (e) a failure by the Company or any member of the Controlled Group to make required contributions to a Qualified Plan or Multiemployer Plan; (f) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (g) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate;
(h) an application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Plan; (i) a non-exempt prohibited transaction occurs with respect to any Plan for which the Company or any Subsidiary of the Company may be directly or indirectly liable; or (j) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Code by any fiduciary or disqualified person with respect to any Plan for which the Company or any member of the Controlled Group may be directly or indirectly liable.

     "Event of Default" shall have the meaning set forth in (S)7.1.

     "Fixed Charges" shall mean, with respect to any period, the sum of (a) Net Interest Expense for such period, (b) scheduled principal payments of Indebtedness of the Company and its Subsidiaries for such period, (c) taxes paid in cash by the Company and its Subsidiaries during such period, (d) dividends paid in cash by the Company and its Subsidiaries during such period in respect of capital stock of any class of the Company or any Subsidiary, (e) management fees paid in cash during such period, and (f) other Restricted Payments paid in cash during such period.

     "Fiscal Year" shall mean a fiscal year of the Company and its Subsidiaries ending on December 31 of each calendar year.

     "GAAP" shall mean generally accepted accounting principles at the time.

     "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

     "Guaranties" by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (b) to advance or supply funds (1) for the purchase or payment of such Indebtedness or obligation, or (2) to maintain working capital or any balance sheet or income statement condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (c) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (d) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend.

     "Hazardous Substance" shall mean any hazardous or toxic material, substance or waste, pollutant or contaminant which is regulated under any statute, law, ordinance, rule or regulation of any local, state, regional or federal authority having jurisdiction over the property of the Company and its Subsidiaries or its use, including but not limited to any material, substance or waste which is: (a) defined as a hazardous substance under Section 311 of the Federal Water Pollution Control Act (33 U.S.C. (S)1317), as amended; (b) regulated as a hazardous waste under Section 1004 or Section 3001 of the Federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (42 U.S.C. (S)6901 et seq.), as amended; (c) defined as a hazardous substance under
Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. (S)9601 et seq.), as amended; or (d) defined or regulated as a hazardous substance or hazardous waste under any rules or regulations promulgated under any of the foregoing statutes.

     "Hedging Contracts" shall mean interest rate swap, exchange or cap agreements or other similar agreements, the principal purpose of which is to provide the Company or any of its Subsidiaries, as the case may be, with protection against the fluctuation of interest rates.

     "Indebtedness" of any Person shall mean, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the Ordinary Course of Business); (c) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all Capital Lease Obligations; (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (h) all Contingent Obligations described in clause (i) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

     "Initial Public Offering" shall mean the first issuance of shares of Common Stock by the Company in which the Company receives no less than $35,000,000 of gross proceeds pursuant to a public distribution in which the Common Stock of the Company shall be listed and traded on a national or regional exchange or on the NASDAQ National Market System.

     "Institutional Holder" shall mean any of the following Persons: (a) any bank, savings and loan association, savings institution, trust company or national banking association, acting for its own account or in a fiduciary capacity, (b) any charitable foundation, (c) any insurance company, (d) any fraternal benefit society, (e) any pension, retirement or profit-sharing trust or fund within the meaning of Title I of ERISA or for which any bank, trust company, national banking association or investment adviser registered under the Investment Advisers Act of 1940, as amended, is acting as trustee or agent, (f) any investment company or business development company, as defined in the Investment Company Act of 1940, as amended, (g) any small business investment company licensed under the Small Business Investment Act of 1958, as amended,
(h) any broker or dealer registered under the Securities Exchange Act of 1934, as amended, or any investment adviser registered under the Investment Advisers Act of 1940, as amended, (i) any government, any public employees' pension or retirement system, or any other government agency supervising the investment of public funds, (j) any other entity all of the equity owners of which are Institutional Holders or (k) any other Person which may be within the definition of "qualified institutional buyer" as such term is used in Rule 144A, as from time to time in effect, promulgated under the Securities Act of 1933, as amended.

     "Investments" shall have the meaning specified in (S)5.15.

     "Junior Subordinated Indebtedness" means the Seller Junior Subordinated Note and all other Indebtedness of the Company or any of its Subsidiaries which is subordinated in right of payment to the Notes.

     "Lien" shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting property. For the purposes of this Agreement, the Company or a Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, Capital Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien.

     "Liquid Change of Control" shall mean a Change of Control in connection with which all Notes, Warrants and Warrant Shares are in fact prepaid and/or purchased from the holders thereof.

     "Liquid Public Offering" shall mean an Initial Public Offering pursuant to which the Warrants are permitted to be converted into Warrant Shares and with respect to which either (a) no restriction or limitation (such as a lock-up or hold-back or other similar requirement of the Company or the underwriter) is imposed or other restriction exists which prevents the holders of the Warrants and/or Warrant Shares from selling any of the Warrant Shares into the public market or (b) a lock-up or hold-back or other restriction is imposed or exists for a period of 180 days or less on the holders of the Warrants and/or Warrant Shares with respect to sales of the Warrant Shares and, in connection therewith, the Company complies with the requirements of (S)2.2(c). Any Initial Public Offering pursuant to which a lock-up or hold-back or other restriction is imposed or exists for a period of more than 180 days on the holders of the Warrants and/or Warrant Shares with respect to sales of the Warrant Shares shall not be an event constituting a "Liquid Public Offering."

     "Liquidity Event" shall mean either (a) a Liquid Public Offering or (b) a Liquid Change of Control.

     "Material Adverse Effect" shall mean (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties or financial condition of the Company or the Company and its Subsidiaries taken as a whole;
(b) a material impairment of the ability of the Company or any of its Subsidiaries to perform in any material respect its obligations under any Note Document and avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Note Document.

     "Minority Interests" shall mean any shares of stock of any class of a Subsidiary (other than directors' qualifying shares as required by law) that are not owned by the Company and/or one or more of its Subsidiaries. Minority Interests shall be valued by valuing Minority Interests constituting preferred stock at the voluntary or involuntary liquidating value of such preferred stock, whichever is greater, and by valuing Minority Interests constituting common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in preferred stock.

     "Multiemployer Plan" shall have the same meaning as in ERISA.

     "Net Interest Expense" shall mean, with respect to any period, (a) gross interest expense in respect of Indebtedness of the Company and its Subsidiaries required to be paid in cash during such period (including unused line fees, all commissions, discounts, fees and other charges in connection with standby letters of credit and similar instruments) determined on a consolidated basis, less (b) interest income earned by the Company and its Subsidiaries during such period.

     "NML" shall mean The Northwestern Mutual Life Insurance Company.

     "Noteholder Notice" shall have the meaning assigned thereto in (S)2.4(a).

     "Note Documents" shall mean this Agreement, the Notes, the Warrants, the Subsidiary Guaranty Agreements, the Stockholders Agreement, the Registration Rights Agreement and all documents delivered to the holders of the Notes in connection therewith.

     "Notes" shall have the meaning assigned thereto in (S)1.1.

     "Ordinary Course of Business" shall mean, in respect of any transaction involving the Company or any Subsidiary of the Company, the ordinary course of such Person's business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Note Document.

     "Overdue Rate" shall mean the lesser of (a) the maximum interest rate permitted by law and (b) the greater of (1) 14% per annum and (2) the rate which Morgan Guaranty Trust Company of New York, New York, announces from time to time as its prime lending rate as in effect from time to time, plus 2%.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

     "Permitted Liens" shall have the meaning specified in (S)5.12.

     "Person" shall mean an individual, partnership, limited liability company, corporation, trust or unincorporated organization, and a government or agency or political subdivision thereof.

     "Plan" shall mean a "pension plan," as such term is defined in ERISA, established or maintained by the Company or any ERISA Affiliate or as to which the Company or any ERISA Affiliate contributed or is a member or otherwise may have any liability.

     "Preferred Stock" shall mean in respect of any corporation, shares of the capital stock of such corporation which are entitled to preference or priority over any other shares of the capital stock of such corporation in respect of payment of dividends or distribution of assets upon liquidation.

     "Prepayment Compensation Amount" shall mean, with respect to the principal amount of Notes to which a Prepayment Compensation Amount is required to be paid, an amount equal to the then applicable percentage set out below of the principal amount of the Notes or portion thereof then being prepaid:

            If Prepayment Is Due
          During the 12-Month Period              Percentage of
              Ending August 5                    Principal Amount
                2000                                   5.0%
                2001                                   4.0%
                2002                                   3.0%
                2003                                   2.0%
                2004                                   1.0%
          2005 and thereafter                          None.

     "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

     "Purchaser" shall have the meaning set forth in (S)1.1.

     "Qualified Plan" shall mean a pension plan (as defined in Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the Code and which any member of the Controlled Group sponsors, maintains, or to which it makes, is making or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.

     "Realizable IRR" shall mean, at any time in connection with a Liquid Public Offering in which the holders of the Warrants and/or Warrant Shares elect not to sell such Warrants or Warrant Shares in connection therewith, that internal rate of return in respect of the Notes, the Warrants and the Warrant Shares at such time, calculated in accordance with generally accepted financial practice, such calculation to be made based on the following assumptions:

          (i) the entire outstanding principal of all the Notes is paid in full at par, together with accrued interest thereon, on the date fixed for prepayment pursuant to (S)2.3(a);

          (ii) the holders of the Notes and the Warrant Shares at such time purchased their Notes or Warrant Shares, or both, on the Closing Date;

          (iii) all Warrants (whether or not previously exercised) are exercised immediately prior to the occurrence of the Initial Public Offering, and that the holders thereof paid the exercise price therefor; and

          (iv) all Warrant Shares (whether or not previously sold) are sold immediately upon the occurrence of the Initial Public Offering for cash at the price (net of discounts and commissions) which would have been actually received by the Holders of the Warrant Shares in connection with the Initial Public Offering, and the proceeds of such sale are received by the holders of the Notes and included in the determination of such internal rate of return.

     "Realized IRR" shall mean, at any time in connection with either (x) a Liquid Change of Control or (y) a Liquid Public Offering in which the holders of the Warrants and/or Warrant Shares do, in fact, sell such Warrants and Warrant Shares in connection therewith, that actual internal rate of return realized in respect of the Notes, the Warrants and the Warrant Shares, calculated in accordance with generally accepted financial practice, such calculation to be made based on the following assumptions:

          (i) the actual payment of all the Notes (whether or not the holders of all such Notes actually accept the offered prepayment in respect of such Liquid Change of Control) at par, together with accrued interest thereon, on the date fixed for prepayment pursuant to (S)2.3(a), (S)2.4(a) or
     (S)2.4(b);

          (ii) the holders of the Notes and Warrant Shares at such time purchased their Notes or Warrant Shares, or both, on the Closing Date;

          (iii) the Warrants actually exercised prior to the date fixed for prepayment were exercised, and payment of the purchase price therefor made, on the actual date(s) of exercise thereof;

          (iv) any Warrant Shares actually sold prior to the date fixed for prepayment were sold on the actual date of sale thereof, that the return in respect of such Warrant Shares was equal to the price actually received by the holders of Warrant Shares in connection with such sales (net of discounts and commissions), and that the return was received on the date(s) actually received by the holders of the Warrant Shares; and

          (v) all Warrant Shares not actually previously sold are sold on the date fixed for prepayment at the actual price in connection with such sale (net of discounts and commissions), and the purchase price is received by the holders of the Warrant Shares on such date.

The calculation of Realizable IRR shall take into account the amount and timing of partial prepayments (and the payment of any related Prepayment Compensation Amounts made in connection with any partial prepayment) made prior to any such calculation.

     "Reportable Event" shall have the same meaning as in ERISA.

     "Required Holders" shall mean the holders of 51% of the principal amount of the Notes outstanding at the time of determination.

     "Required Lenders" shall have the meaning set forth in the Senior Credit Agreement from time to time.

     "Requirement of Law" shall mean, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.

     "Responsible Officer" shall mean the chief executive officer or the president of the Company, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of the Company, or any other officer having substantially the same authority and responsibility.

     "Restricted Payments" shall have the meaning specified in (S)5.18.

     "Security" shall have the same meaning as in Section 2(1) of the Securities Act of 1933, as amended.

     "Seller Junior Subordinated Note" shall mean that certain 9% Subordinated Promissory Note of the Company dated the Closing Date, issued to Excorp Holdings Limited in the aggregate principal amount of $5,000,000, as such amount shall be increased due to accrued interest.

     "Senior Credit Agreement" shall mean that certain Credit Agreement dated as of August 5, 1999 by and among the Company, Antares Capital Corporation, as a lender and as Agent for all lenders, and the other financial institutions party thereto from time to time, as in effect on the Closing Date, or as amended, supplemented, refinanced or replaced from time to time in accordance with the terms of this Agreement, including, without limitation, the terms of (S)5.28.

     "Senior Indebtedness Liabilities" shall mean (a) the principal amount of all Indebtedness of the Company existing under the Senior Credit Agreement, (b) commitment fees, letter of credit participation fees, premium or break costs, if any, due and owing in respect of said Indebtedness, (c) interest due and owing in respect of said Indebtedness (including, without limitation, any such interest accruing subsequent to the filing by or against the Company of any proceeding brought under the Bankruptcy Act of 1978, as amended, but only to the extent that such interest is allowed as a claim pursuant to the provisions of said Act), (d) all other claims for reimbursements, expenses and out-of-pocket expenses incurred as a result of the protection of collateral or the enforcement of the Senior Credit Agreement and the Senior Security Documents in an amount up to but not exceeding $750,000 at any time outstanding (and not previously reimbursed by operation of Section 6 hereof) and (e) all amounts payable under any guaranties, howsoever arising, by the Company or any of its Subsidiaries of amounts described in clauses (a) through (d), above; provided, however, that the aggregate amount of the principal included in Senior Indebtedness Liabilities shall not at any time exceed an amount equal to the Maximum Senior Principal Amount minus the cumulative aggregate amount of all permanent reductions in the maximum commitment amount in respect of any revolving credit, working capital, letter of credit, term loan or similar credit facility under which Senior Indebtedness Liabilities shall be outstanding. As used herein, the term "Maximum Senior Principal Amount" shall mean $96,600,000.

     "Senior Indebtedness Material Covenant Event of Default" shall mean any default by the Company under (a) Section 7.1(a), (b) Section 4.1(b) for the months of October 1999, January 2000, April 2000 and the last month of each calendar quarter thereafter, (c) Section 4.2(b) or (d) Article VI, in each case, of the Senior Credit Agreement, as from time to time amended or supplemented as and to the extent permitted under this Agreement, other than a Senior Indebtedness Payment Default.

     "Senior Indebtedness Payment Default" shall mean any default by the Company to make any payment or mandatory prepayment of principal or interest with respect to any Senior Indebtedness Liabilities.

     "Senior Lenders" shall mean each financial institution which from time to time is a lender under the Senior Credit Agreement.

     "Senior Security Documents" shall mean (a) all agreements, instruments or documents pursuant to which any real or personal property and/or interests in property owned by the Company are or shall be subjected to Liens securing Senior Indebtedness Liabilities, and (b) all Guaranties of Subsidiaries given in favor of the Senior Lenders, all as provided in the Senior Credit Agreement.

     "Stock Purchase Agreement" shall mean that certain Purchase Agreement dated as of August 5, 1999 among the Company, Wind Point Partners and certain other purchasers pursuant to which the Company shall sell to such purchasers the Company's Series A Preferred Stock and Common Stock.

     "Stockholders Agreement" shall mean that certain Stockholders Agreement dated as of August 5, 1999 among the Company, Wind Point Partners, Excorp Holdings Limited, B. Joseph Messner, The Northwestern Mutual Life Insurance Company and Antares Capital Corporation.

     "Strip Equity" shall have the meaning assigned therein in (S)1.3.

     "Subordinated Indebtedness Liabilities" shall mean (a) the principal amount of all Indebtedness of the Company owing in respect of the Notes, (b) premium, if any, due and owing in respect of said Indebtedness, (c) interest due and owing in respect of said Indebtedness, (d) all other amounts from time to time owing to the holders of the Notes and Warrants pursuant to this Agreement, the Warrants or the Notes, and (e) all amounts payable under any guaranties, howsoever arising, by the Company of amounts described in clauses (a) through
(d), above; provided, however, that "Subordinated Indebtedness Liabilities" shall not include any costs or expenses incurred by any holder of the Notes, or any agent or advisor acting on behalf of any holder of the Notes, in connection with the collection of any amounts payable in respect of the Notes upon the occurrence of any Default or Event of Default or thereon, including, without limitation, all fees and disbursements of counsel representing any holder of the Notes or any such agent or advisor.

     The term "subsidiary" shall mean as to any particular parent corporation any corporation of which more than 50% (by number of votes) of the Voting Stock shall be beneficially owned, directly or indirectly, by such parent corporation. The term "Subsidiary" shall mean a subsidiary of the Company.

     "Subsidiary Guarantors" shall mean, collectively, Bushnell Corporation, a Delaware corporation, Old WSR, Inc., a Delaware corporation, Bushnell Corporation of Canada, a corporation organized under the laws of the Province of Ontario, Canada, Voit Corporation, a New York corporation, Voit Sports, Inc., a New York corporation, and each other Subsidiary which becomes a party to a Subsidiary Guaranty Agreement pursuant to (S)5.27 hereof.

     "Subsidiary Guaranty Agreements" shall have the meaning assigned thereto in
(S)1.5.

     "Target IRR" shall mean, as of any date set forth in the chart below, the internal rate of return calculated in accordance with generally accepted financial practice, set forth in the chart corresponding to such date:

     If Target IRR Calculation is
      Made During the 12-Month               Target IRR (from Closing Date to
       Period Ending August 5                 the Date of Such Calculation)

              2000                                        25.0%
              2001                                        22.0%
              2002                                        20.0%
              2003                                        20.0%
              2004                                        17.0%

     "Total Indebtedness" shall mean, as of the date of any measurement, the sum of (a) the average revolving loan balance outstanding under the Senior Credit Agreement as of the last day of each of the 12 calendar months ended on and prior to the date of measurement, (b) the outstanding principal amount of the term loans outstanding under the Senior Credit Agreement as of the date of measurement, (c) the principal portion of Capital Lease Obligations and Indebtedness secured by purchase money Liens as of the date of measurement, (d) Indebtedness evidenced by the Notes as of the date of measurement, (e) Junior Subordinated Indebtedness evidenced by the Seller Junior Subordinated Notes as of the date of measurement and (f) all other Indebtedness of the Company and its Subsidiaries as of the date of measurement.

     Notwithstanding the foregoing, the first year after the Closing Date, the average revolving balance outstanding under the Senior Credit Agreement shall be calculated using average month-end balances for a 12 month period based upon a combination of actual month-end balances plus proforma balances for each successive month necessary to compute a 12 month average. Accordingly, with respect to the calculation pursuant to clause (a) above of the average revolving loan balance outstanding under the Senior Credit Agreement as of October 31, 1999, January 31, 2000, April 30, 2000 and June 30, 2000, such average shall be calculated using (a) the actual revolving loan balance outstanding under the Senior Credit Agreement as of the last day of each calendar month, commencing August 31, 1999, through and including the last day of the most recent calendar month, and (b) the applicable Proforma Revolving Loan Balance set forth below for the immediately succeeding months necessary to compute a 12 month average. For example, the average revolving loan balance as of January 31, 2000 shall be calculated using actual revolving loan balances outstanding under the Senior Credit Agreement as of August 31, 1999, September 30, 1999, October 31, 1999, November 30, 1999, December 31, 1999 and January 31, 2000 and Proforma Revolving Loan Balances (as set forth below) for February 29, 2000, March 31, 2000, April 30, 2000, May 31, 2000, June 30, 2000 and July 31, 2000.

       Month                              Proforma Revolving
                                             Loan Balance

     November 30, 1999                        $19,024,000
     December 31, 1999                        $10,360,000
     January 31, 2000                         $ 4,602,000
     February 29, 2000                        $ 3,590,000
     March 31, 2000                           $ 5,864,000
     April 30, 2000                           $ 7,806,000
     May 31, 2000                             $10,227,000
     June 30, 2000                            $15,241,000
     July 31, 2000                            $18,457,000

     "Valuation Agent" shall mean any firm of independent certified public accountants, an investment banking firm or appraisal firm (which firm shall own no Securities of, and shall not be an Affiliate, Subsidiary or related Person of, the Company) of recognized national standing retained by the Company and reasonably acceptable to the holders of the Notes, and whose fees and disbursements shall be borne by the holders of the Notes unless the Realizable IRR determined by the Valuation Agent is less than 95% of the Realizable IRR determined by the Company, in which event such fees and disbursements shall be borne by the Company.

     "Voting Stock" shall mean Securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

     "Warrant Shares" shall mean all shares of Common Stock of the Company issuable upon exercise of any of the Warrants.

     "Warrants" shall have the meaning set forth in (S)1.2.

     "Wholly-owned" when used in connection with any Subsidiary shall mean a Subsidiary of which all of the issued and outstanding shares of stock (except shares required as directors' qualifying shares) and all Indebtedness for borrowed money shall be owned by the Company and/or one or more of its Wholly-owned Subsidiaries.

     "Wind Point Partners" shall mean, collectively, Wind Point Partners III, L.P., Wind Point Partners IV, L.P., Wind Point IV Executive Advisors L.P., Wind Point Investors L.L.C., Wind Point Partners IV, L.P., and Wind Point III Executive Advisors Partners, L.P.

     "WSR Merger" shall mean the transaction pursuant to which WSR Acquisition Co., Inc. is merged into Worldwide Sports & Recreation, Inc., pursuant to the terms and conditions of the WSR Merger Documentation.

     "WSR Merger Documentation" shall mean that certain Agreement and Plan of Merger and Recapitalization, dated as of June 1, 1999, among Wind Point Partners, the Company, WSR, Excorp Holdings Limited, and Pacific Investments
(BVI) Limited.

     Section 9.2. Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the requirements of this Agreement.

     Section 9.3. Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

Section 10.  Miscellaneous.

     Section 10.1. Registered Notes. The Company shall cause to be kept at its principal office a register for the registration and transfer of the Notes, and the Company will register or transfer or cause to be registered or transferred, as hereinafter provided, any Note issued pursuant to this Agreement.

     At any time and from time to time the holder of any Note which has been duly registered as hereinabove provided may transfer such Note upon compliance with the legend thereon and surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the holder of such Note or its attorney duly authorized in writing.

     The Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes of this Agreement. Payment of or on account of the principal, premium, if any, and interest on any Note shall be made to or upon the written order of such holder.

     NML agrees to use reasonable efforts to provide the Company with notice of any pending or completed sale of any Note or Warrant, provided that the failure to provide such notice to the Company shall not give rise to any liability of or other consequence to NML.

     Section 10.2. Exchange of Notes. At any time and from time to time, upon not less than three days' notice to that effect given by the holder of any Note initially delivered or of any Note substituted therefor pursuant to (S)10.1, this (S)10.2 or (S)10.3, and, upon surrender of such Note at its office, the Company will deliver in exchange therefor, without expense to such holder, except as set forth below, a Note for the same aggregate principal amount as the then unpaid principal amount of the Note so surrendered, or Notes in the denomination of $1,000,000 (or such lesser amount as shall constitute 100% of the Notes of such holder) or any amount in excess thereof as such holder shall specify, dated as of the date to which interest has been paid on the Note so surrendered or, if such surrender is prior to the payment of any interest thereon, then dated as of the date of issue, registered in the name of such Person or Persons as may be designated by such holder, and otherwise of the same form and tenor as the Notes so surrendered for exchange. The Company may require the payment of a sum sufficient to cover any stamp tax or governmental charge imposed upon such exchange or transfer.

     Section 10.3. Loss, Theft, Etc. of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, mutilation or destruction of any Note, and in the case of any such loss, theft or destruction upon delivery of a bond of indemnity in such form and amount as shall be reasonably satisfactory to the Company, or in the event of such mutilation upon surrender and cancellation of the Note, the Company will make and deliver without expense to the holder thereof, a new Note, of like tenor, in lieu of such lost, stolen, destroyed or mutilated Note. If the Purchaser or any subsequent Institutional Holder is the owner of any such lost, stolen or destroyed Note, then the affidavit of an authorized officer of such owner, setting forth the fact of loss, theft or destruction and of its ownership of such Note at the time of such loss, theft or destruction shall be accepted as satisfactory evidence thereof and no further indemnity shall be required as a condition to the execution and delivery of a new Note other than the written agreement of such owner to indemnify the Company.

     Section 10.4. Expenses, Stamp Tax Indemnity. Whether or not the transactions herein contemplated shall be consummated, the Company agrees to pay directly all of your out-of-pocket expenses in connection with the preparation, execution and delivery of this Agreement, the Notes, the Warrants, the Stock Purchase Agreement, the Stockholders Agreement, the Strip Equity and the Registration Rights Agreement and the transactions contemplated hereby and thereby, including but not limited to expenses incurred in connection with subsequent Stock Closings under the Stock Purchase Agreement, the charges and disbursements of Chapman and

Cutler, your special counsel, duplicating and printing costs and charges for shipping the Notes, the Strip Equity and Warrants, adequately insured to you at your home office or at such other place as you may designate, and all such expenses relating to any amendments, waivers or consents pursuant to the provisions hereof (whether or not the same are actually executed and delivered), including, without limitation, any amendments, waivers, or consents resulting from any work-out, renegotiation or restructuring relating to the performance by the Company of its obligations under this Agreement, the Notes, the Warrants, the Stock Purchase Agreement, the Stockholders Agreement, the Strip Equity and the Registration Rights Agreement. The Company also agrees to pay, within 15 days of receipt thereof, supplemental statements of Chapman and Cutler for disbursements unposted or not incurred as of the Closing Date. The Company agrees that it will pay and save you harmless against any and all liability with respect to stamp and other taxes, if any, which may be payable or which may be determined to be payable in connection with the execution and delivery of this Agreement, the Notes, the Warrants, the Stockholders Agreement, the Strip Equity or the Registration Rights Agreement, whether or not any Notes are then outstanding. The Company agrees to protect and indemnify you against any liability for any and all brokerage fees and commissions payable or claimed to be payable to any Person in connection with the transactions contemplated by this Agreement (other than those incurred by a holder). Without limiting the foregoing, the Company agrees to pay the cost of obtaining the private placement numbers for the Notes, the Warrants, the Preferred Stock of the Company and the Common Stock of the Company and authorize the submission of such information as may be required by Standard & Poor's CUSIP Service Bureau for the purpose of obtaining such numbers.

     Section 10.5. Powers and Rights Not Waived; Remedies Cumulative. No delay or failure on the part of the holder of any Note in the exercise of any power or right shall operate as a waiver thereof; nor shall any single or partial exercise of the same preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies of the holder of any Note are cumulative to, and are not exclusive of, any rights or remedies any such holder would otherwise have.

     Section 10.6. Notices. All communications provided for hereunder shall be in writing and, if to you, delivered or mailed prepaid by registered or certified mail or overnight air courier, or by facsimile communication, in each case addressed to you at your address appearing on Schedule I to this Agreement or such other address as you or the subsequent holder of any Note initially issued to you may designate to the Company in writing, and if to the Company, delivered or mailed by registered or certified mail or overnight air courier, or by facsimile communication, to the Company at

               Worldwide Sports & Recreation, Inc.
               9200 Cody
               Overland Park, Kansas  66214
               Attention:  Chief Executive Officer and Chief Financial Officer
               Facsimile:  (913) 752-3580

               With copies to:

               Wind Point Partners
               One Town Square
               Suite 780
               Southfield, Michigan  48076
               Attention:  James TenBroek and Salam Chaudhary
               Facsimile:  (248) 945-7220

               and

               Wind Point Partners
               676 North Michigan Avenue
               Suite 3300
               Chicago, Illinois 60611
               Attention:  Richard R. Kracum
               Facsimile:  (312) 255-4820

or to such other address as the Company may in writing designate to you or to a subsequent holder of the Note initially issued to you; provided, however, that a notice to you by overnight air courier shall only be effective if delivered to you at a street address designated for such purpose in Schedule I, and a notice by facsimile communication shall only be effective if confirmed by transmission of a copy thereof by prepaid overnight air courier.

     Section 10.7. Successors and Assign. This Agreement shall be binding upon the Company and their successors and assigns and shall inure to your benefit and to the benefit of your successors and assigns, including each successive holder or holders of any Notes.

     Section 10.8. Survival of Covenants and Representations. All covenants, representations and warranties made by the Company herein and in any certificates delivered pursuant hereto, whether or not in connection with the Closing Date, shall survive the closing and the delivery of this Agreement and the Notes.

     Section 10.9. Severability. Should any part of this Agreement for any reason be declared invalid or unenforceable, such decision shall not affect the validity or enforceability of any remaining portion, which remaining portion shall remain in force and effect as if this Agreement had been executed with the invalid or unenforceable portion thereof eliminated and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part, parts or portion which may, for any reason, be hereafter declared invalid or unenforceable.

     Section 10.10. Governing Law. This Agreement and the Notes issued and sold hereunder shall be governed by and construed in accordance with Illinois law, including all matters of construction, validity and performance.

     Section 10.11. Submission to Jurisdiction; Waiver of Jury Trial. (a) Any legal action or proceeding with respect to this Agreement or the Notes or any document related thereto shall be brought in the courts of the State of Illinois or of the United States of America for the Northern District of Illinois and in no other courts, and, by execution and delivery of this Agreement, the Company hereby accepts for itself and in respect of its property generally and unconditionally, the jurisdiction of the aforesaid courts. The Company hereby irrevocably and unconditionally waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have to the bringing of any action or proceeding in such respective jurisdiction.

          (b) The Company, NML and each subsequent holder of the Notes by its acceptance thereof waive any right to have a jury participate in resolving any dispute, whether sounding in contract, tort, or otherwise, between them arising out of, connected with, related to or incidental to the relationship established between them in connection with this agreement, any financing agreement, any loan party document or any other instrument, document or agreement executed or delivered in connection herewith or the transactions related hereto. The parties hereto hereby agree and consent that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that any of them may file an original counterpart or a copy of this agreement with any court as written evidence of the consent of the parties hereto the waiver of their right to trial by jury.

          (c) Nothing contained in this (S)10.11 shall be deemed or construed to bind the holders of the Notes and the holders of the Indebtedness outstanding under the Senior Credit Agreement with respect to the jurisdiction or venue of any legal action or proceedings involving such Persons with respect to the transactions contemplated by this Agreement and the Senior Credit Agreement.

     Section 10.12. General Indemnity; Special Environmental Indemnity and Covenant Not to Sue. (a) The Company agrees to defend, protect, indemnify and hold harmless the Purchaser and each other holder of the Notes, each Person claiming by, through, under or on account of any foregoing and the respective directors, trustees, officers, counsel, consultants, agents and employees (collectively called the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for and consultants of such Indemnitees in connection with any investigative, administrative or judicial proceeding, whether or not such Indemnitees shall be designated a party thereto), which may be imposed on, incurred by, or asserted against such Indemnitees (whether direct, indirect, or consequential and whether based on any Federal or state laws or other statutory regulations, including, without limitation, securities and commercial laws and regulations, under common law or at equitable cause or on contract or otherwise, arising from or in connection with the past, present or future operations of the Company or its predecessors in interest) in any manner relating to or arising out of the Notes, this Agreement, the Warrants, the Stock Purchase Agreement, the Stockholders Agreement, the Strip Equity or any other document or agreement, or any act, event or transaction related or attendant thereto, the agreements of the Purchaser and the holders of the Notes contained herein), or the use or intended use of the proceeds from the issuance of the Notes (collectively the "Indemnified

Matters"); provided that the Company shall have no obligation to any Indemnitee hereunder with respect to Indemnified Matters to the extent that any of such loses, claims, damages, liabilities or related expenses are found in a final judgment by a court of competent jurisdiction to have arisen from the willful misconduct or gross negligence of such Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is volative of any law or public policy, the Company shall contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. This indemnification shall survive the payment in full of the Notes and the termination of this Agreement, the Warrants, the Stock Purchase Agreement, the Stockholders Agreement and the Registration Rights Agreement.

     The general indemnity provided for in this (S)10.12(a), as it relates to the transactions contemplated under the Stock Purchase Agreement, the Stockholders Agreement and the Strip Equity, shall apply only with respect to the transactions consummated on the Closing Date, but not to the consummation of any Future Preferred Commitment under the Stock Purchase Agreement. All rights and remedies in respect of such Future Preferred Commitments shall be as provided in the Stock Purchase Agreement, the Stockholders Agreement and the Registration Rights Agreement, as applicable, and as are otherwise available at law and in equity.

     (b)(1) Without limiting clause (a) of this (S)10.12, the Company hereby also agrees to defend, protect, indemnify and hold harmless from time to time the Indemnitees from and against any and all losses, claims, cost recovery actions, administrative orders or proceedings, damages, personal injuries, property damages and liabilities to which any such Indemnitee may become subject under any Environmental Law applicable to, and arising out of the ownership or operation of, the Company or any of its Subsidiaries (collectively, the "Indemnitors") or any of their respective properties: (i) as a result of the breach, violation or non-compliance by any Indemnitors with any Environmental Law applicable to any Indemnitors, (ii) due to past ownership of any of their respective properties or past activity on any of their respective properties which, though lawful and fully permissible at the time, could result in present liability, (iii) the presence, release or disposal of Hazardous Substances by any Indemnitors, or at any of their respective properties, or (iv) any environmental, health or safety condition at any property of any Indemnitors. The provisions of this (S)10.12(b) shall survive payment in full of all of the Notes and termination of this Agreement, the Warrants, the Stock Purchase Agreement, the Stockholders Agreement and the Registration Rights Agreement and shall survive the transfer of any Notes or Warrants issued hereunder.

     (2)       Without limiting the provisions of clause (b)(1) of this
(S)10.12, each Indemnitor, its successors and assigns, hereby waives, releases and covenants not to bring against any of the Indemnitees any demand, claim, cost recovery action or lawsuit they may now or hereafter have or accrue arising from (i) any Environmental Law now or hereafter enacted applicable to, and arising out of the ownership or operations of, any Indemnitor, (ii) the presence, use, release, storage, treatment or disposal of Hazardous Substances on or at any of the properties owned or operated by any Indemnitor, (iii) the breach, violation or non-compliance by any Indemnitor with any Environmental Law or environmental covenant applicable to, and the arising out of the ownership or operations of, any Indemnitor, or (iv) any environmental, health or safety condition at any property of any Indemnitor.

     Section 10.13. Interest. In the event the obligation of the Company to pay interest on the principal balance of the Notes is or becomes in excess of the maximum interest rate which the Company or any Subsidiary is permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement and the consummation of the transactions herein and therein contemplated, then, in that event, the rate of interest applicable with respect to the Notes shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not of interest. Without limiting the foregoing, it is the intention of the parties hereto that each holder of the Notes shall conform to usury laws, if any, applicable to it. Accordingly, if the transactions with any holder of the Notes contemplated hereby would be usurious under such applicable laws, then, notwithstanding anything to the contrary in the Notes, this Agreement or any other agreement entered into in connection with or as security for or guaranteeing this Agreement or the Indebtedness evidenced by the Notes, it is agreed as follows: (a) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received by each holder of the Notes under the Notes payable to such holder, this Agreement, the Subsidiary Guaranty Agreements or under any other agreement entered into in connection with or as security for or guaranteeing this Agreement or the Notes shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be credited automatically, if theretofore paid, on the principal amount of the Indebtedness owed to such holder or, if no Indebtedness to such holder is outstanding, shall be refunded to the Company by such holder, and (b) in the event that the maturity of any Note is accelerated or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to such holder may never include more than the maximum amount allowed by such applicable law and excess interest, if any, to such holder shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such holder on the principal amount of the Indebtedness owed to such holder by the Company or, if no Indebtedness to such holder is then outstanding, shall be refunded by such holder to the Company.

     Section 10.14. Captions. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

     The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.


                                             Worldwide Sports & Recreation, Inc.


                                             By:________________________________
                                               Its:_____________________________


Accepted as of August 5, 1999.

                                             The Northwestern Mutual Life
                                               Insurance Company



                                             By:________________________________
                                               Its:_____________________________

                                                   Principal Amount
     Name And Address                                  Of Notes
       Of Purchaser                                To Be Purchased

The Northwestern Mutual                               $22,800,000
 Life Insurance Company
720 East Wisconsin Avenue
Milwaukee, Wisconsin  53202
Attention: Securities Department
Telecopier Number: (414) 299-7124

Payments

All payments on or in respect of the Notes to be by bank wire transfer of Federal or other immediately available funds (identifying each payment as "Worldwide Sports & Recreation, Inc., 12% Senior Subordinated Notes, Due August 5, 2007, PPN 98160# AA4, principal, premium or interest") to:

     Bankers Trust Company (ABA #0210-01033)
     16 Wall Street
     Insurance Unit, 4th Floor
     New York, New York  10005

     for credit to: The Northwestern Mutual Life Insurance Company Account Number 00-000-027

Notices

All notices and communications to be addressed as first provided above, except notices with respect to payments and written confirmation of each such payment to be addressed, Attention: Securities Operations.

Name of Nominee in which Notes are to be issued: None

Taxpayer I.D. Number: 39-0509570

                                  SCHEDULE I
                              (to Note Agreement)

                                  SCHEDULE II

                             [Prepared by Company]

                   Indebtedness, Subsidiaries And Disclosures

                                  SCHEDULE II
                              (to Note Agreement)

This Note Has Not Been Registered Under The United States Securities Act Of 1933, As Amended, Or Any State Securities Laws And May Be Reoffered And Sold Only If Registered Pursuant To The Provisions Of Said Securities Act And Applicable State Securities Laws Or If An Exemption From Registration Is Available.

The Obligations Evidenced By This Note Are Subject To The Terms Of Subordination Set Forth In The Note Agreement Referred To Below. Reference Should Be Made To The Note Agreement For A Complete Statement Of The Terms Of Such Subordination.



                      Worldwide Sports & Recreation, Inc.

                          12% Senior Subordinated Note
                               Due August 5, 2007

No.

                                                              ____________, ____
                                                                  PPN 98160# AA4
$

     Worldwide Sports & Recreation, Inc., a Delaware corporation (the "Company"), for value received, hereby promises to pay to or registered assigns
                       on the fifth day of August, 2007
                            the principal amount of

                                                           Dollars ($         )
and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the principal amount from time to time remaining unpaid hereon at the rate of 12% per annum from the date hereof until maturity, payable quarterly on the fifth day of February, May, August and November in each year (commencing November 5, 1999) and at maturity. The Company agrees to pay interest on overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest, at the Overdue Rate after the due date, whether by acceleration or otherwise, until paid. "Overdue Rate" shall mean the lesser of
(a) the maximum interest rate permitted by law and (b) the greater of (1) 14% per annum and (2) the rate which Morgan Guaranty Trust Company of New York, New York, announces from time to time as its prime lending rate as in effect from time to time, plus 2%.

                                   Exhibit A
                              (to Note Agreement)

     Both the principal hereof and interest hereon are payable at the principal office of the Company in Overland Park, Kansas in coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts. If any amount of principal, premium, if any, or interest on or in respect of this Note becomes due and payable on any date which is not a Business Day, such amount shall be payable on the immediately preceding Business Day. "Business Day" means any day other than a Saturday, Sunday or other day on which banks in New York, New York or Chicago, Illinois are required by law to close or are customarily closed.

     This Note is one of the Company's $22,800,000 maximum principal amount 12% Senior Subordinated Notes, due August 5, 2007 (the "Notes"), issued or to be issued under and pursuant to the terms and provisions of the Note Agreement, dated as of August 5, 1999 (the "Note Agreement"), entered into by the Company with the original Purchaser therein referred to and this Note and the holder hereof are entitled equally and ratably with the holders of all other Notes outstanding under the Note Agreement to all the benefits provided for thereby or referred to therein. Reference is hereby made to the Note Agreement for a statement of such rights and benefits, including, without limitation, rights and benefits contained in the Warrants (as defined in the Note Agreement).

     This Note and the holder hereof are also entitled equally and ratably with the holders of all other Notes to the rights and benefits provided pursuant to the terms and provisions of certain Subsidiary Guaranty Agreements (as such term is defined in the Note Agreement). Reference should be made to the foregoing for a statement of the nature and extent of the benefits afforded thereby.

     This Note and the other Notes outstanding under the Note Agreement may be declared due prior to their expressed maturity dates and certain prepayments are required to be made thereon, all in the events, on the terms and in the manner and amounts as provided in the Note Agreement.

     This Note is registered on the books of the Company and is transferable only by surrender thereof at the principal office of the Company, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or its attorney duly authorized in writing. Payment of or on account of principal, premium, if any, and interest on this Note shall be made only to or upon the order in writing of the registered holder.

     This Note and said Note Agreement are governed by and construed in accordance with the laws of Illinois, including all matters of construction, validity and performance.



                                        Worldwide Sports & Recreation, Inc.



                                        By:___________________________________

                                        Its:__________________________________


                                      A-3